CREDIT AGREEMENT


                          Dated as of December 22, 1997


                                     between


                                   PLUMA, INC.



                                       AND


                                NATIONSBANK, N.A.



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                                TABLE OF CONTENTS

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SECTION 1 DEFINITIONS.............................................................................................1
         1.1 Definitions..........................................................................................1
         1.2 Computation of Time Periods..........................................................................6
         1.3 Accounting Terms.....................................................................................7

SECTION 2 CREDIT FACILITIES.......................................................................................7
         2.1 Revolving Loans......................................................................................7

SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITIES..........................................................8
         3.1 Default Rate.........................................................................................8
         3.2 Voluntary Prepayments................................................................................8
         3.3 Reductions in Commitments and Mandatory Prepayments..................................................8
         3.4 Commitment Fee.......................................................................................9
         3.5 Additional Costs.....................................................................................9
         3.6 Payments, Computations, Etc..........................................................................9

SECTION 4 CONDITIONS.............................................................................................10
         4.1 Conditions to Closing...............................................................................10
         4.2 Conditions to All Extensions of Credit..............................................................12

SECTION 5 REPRESENTATIONS, WARRANTIES AND COVENANTS..............................................................12
         5.1 Incorporation.......................................................................................12
         5.2 Additional Representations..........................................................................13
         5.3 Additional Covenants................................................................................13

SECTION 6 EVENTS OF DEFAULT......................................................................................15
         6.1 Events of Default...................................................................................15
         6.2 Acceleration; Remedies..............................................................................16

SECTION 7 MISCELLANEOUS..........................................................................................17
         7.1 Notices.............................................................................................17
         7.2 Right of Set-Off....................................................................................18
         7.3 Benefit of Agreement................................................................................18
         7.4 No Waiver; Remedies Cumulative......................................................................18
         7.5 Payment of Expenses, etc............................................................................19
         7.6 Amendments, Waivers and Consents....................................................................19



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         7.7 Counterparts........................................................................................19
         7.8 Headings............................................................................................20
         7.9 Survival............................................................................................20
         7.10 Governing Law; Submission to Jurisdiction; Venue...................................................20
         7.11 Severability.......................................................................................21
         7.12 Entirety...........................................................................................21
         7.13 Conflict...........................................................................................21

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                                    SCHEDULES

Schedule 1.1(a)    Properties
Schedule 2.1(b)(i) Form of Notice of Borrowing
Schedule 2.1(e)    Form of Revolving Note
Schedule 5.1(e)(v) Form of Officer's Certificate


                                    EXHIBITS


Exhibit A          Prior Credit Agreement

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT dated as of December 22, 1997 (the "Credit Agreement"), is by and between PLUMA, INC., a North Carolina corporation (the "Borrower") and NATIONSBANK, N.A., (the "Bank").

                               W I T N E S S E T H

         WHEREAS, the Borrower has requested that the Bank provide a $100 million revolving credit facility for the purposes hereinafter set forth;

         WHEREAS, the Bank has agreed to make the requested credit facility available to the Borrower on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.1      DEFINITIONS.

                  As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires, and provided that terms used but not otherwise defined shall have the meanings provided in the Prior Credit Agreement; provided, that any reference to the "Lender" in the terms of the Prior Credit Agreement incorporated herein, shall be deemed a reference to the Bank for purposes hereof:

                  "Acquired Assets" means, collectively, those assets acquired pursuant to the Stardust Purchase Agreement.

                  "Borrower" means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

                  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close, except that, when used in connection with a Libor Loan, such day shall also be a day on which dealings between banks are carried on in U.S. dollar deposits in London, England and Charlotte, North Carolina.

                  "Capital Lease" means any lease of any property (whether real personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as capital lease on the balance sheet of the Borrower.

                  "Closing Date" means the date hereof.

                  "Collateral" means all the collateral referred to in the Security Agreement and the Mortgages.

                  "Commitment Fee" shall have the meaning given such term in
         Section 3.5.

                  "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (i) the Maturity Date, or (ii) the date on which the Revolving Commitment terminates in accordance with the provisions of this Credit Agreement.

                  "Credit Documents" means a collective reference to this Credit Agreement, the Note, the Security Agreement, the Mortgages and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

                  "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Dollars" and "$" means dollars in lawful currency of the United States of America.

                  "EBITDA" means, for any period, with respect to the Borrower, the sum of (a) Net Income for such period plus (b) an amount which, in the determination of Net Income for such period has been deducted for
         (i) Interest Expense for such period, (ii) total Federal, state, foreign or other income taxes for such period and (iii) all depreciation, amortization and other non-cash charges for such period, all as determined in accordance with GAAP.

                  "Environmental Laws" means any and all lawful and applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                  "Event of Default" means such term as defined in Section 7.1.

                  "Extension of Credit" means the making of a Loan by the Bank.

                  "Funded Debt" means, without duplication, the sum of (a) all Indebtedness of the Borrower for borrowed money, (b) all purchase money Indebtedness of the Borrower, (c) the principal portion of all obligations of the Borrower under Capital Leases, (d)

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         commercial letters of credit and the maximum amount of all performance and standby letters of credit issued or bankers' acceptance facilities created for the account of the Borrower, including, without duplication, all unreimbursed draws thereunder, (e) all Guaranty Obligations of the Borrower with respect to Funded Debt of another person, (f) all Funded Debt of another entity secured by a Lien on any property of the Borrower whether or not such Funded Debt has been assumed by the Borrower, (g) all Funded Debt of any partnership or unincorporated joint venture to the extent the Borrower is legally obligated or has a reasonable expectation of being liable with respect thereto, net of any assets of such partnership or joint venture and (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product pursuant to which the Borrower is the obligor where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

                  "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of
         Section 1.3 hereof.

                  "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                  "Incorporated Covenants" means such term as defined in Section 5.1.

                  "Incorporated Representations" means such term as defined in
         Section 5.1.

                  "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the

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         value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, including without limitation, intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the principal portion of all obligations of such Person under (i) Capital Leases and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (h) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, or other interest or exchange rate or commodity price hedging agreements, (i) the maximum amount of all performance and standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture in which such Person is legally obligated or has a reasonable expectation of being liable with respect thereto.

                  "Interest Expense" means, for any period, with respect to the Borrower, all interest expense, including the interest component under Capital Leases, as determined in accordance with GAAP.

                  "Leverage Ratio" means, as of the end of each fiscal quarter of the Borrower, the ratio of (a) Funded Debt on such date to (b) EBITDA for the twelve month period ending on such date.

                  "Libor Rate" means, the fluctuating interest rate per annum obtained by dividing (i) the one month Libor rate quoted in the "Money Rates" section of The Wall Street Journal by (ii) an amount equal to 1 minus the Libor Reserve Requirement for such day. The Libor Rate shall be adjusted on a monthly basis and each adjustment shall be effective on the date the change occurs.

                  "Libor Reserve Requirement" means the rate at which reserves (including without limitation, any marginal, supplemental, or emergency reserve) are required to be maintained by the Bank by any applicable governmental regulatory authority on the date for which interest is being calculated, against U.S. Dollar non-personal time deposits in the United States with a term equal to one (1) month, expressed as a decimal.

                  "Loan" or "Loans" means the Revolving Loans.

                  "Material Adverse Effect" means a material adverse effect on
         (a) the operations, financial condition, business or prospects of the Borrower, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or any of the other Credit Documents or (c) the validity or enforceability of this Credit Agreement, or any of the other Credit Documents, or the rights and remedies of the Bank hereunder or thereunder.

                  "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                  "Maturity Date" means April 30, 1998.

                  "Mortgages" means the fully executed and notarized mortgages or deeds of trust encumbering the fee interest of the Borrower in each real property asset owned by the Borrower set forth on Schedule 1.1(a) (each a "Property" and collectively the "Properties").

                  "Net Income" means, for any period, the net income after taxes for such period of the Borrower, as determined in accordance with GAAP.

         "Net Worth" means, as of any date, shareholders' equity or net worth of the Borrower.

                  "Notice of Borrowing" means a written notice of borrowing in substantially the form of Schedule 2.1(b)(i), as required by Section 2.1(b)(i).

                  "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.

                  "Prior Credit Agreement" means that certain Loan and Security Agreement dated as of May 25, 1995 among the Borrower and First Union National Bank (f/k/a First Union National Bank of North Carolina), as amended and modified, a copy of which is attached hereto as Exhibit A.

         "Property" has the meaning set forth in the definition of Mortgages.

         "Purchased Assets" shall have the meaning given to such term in the Robinson Purchase Agreement.

                  "Revolving Commitment" means, the commitment of the Bank to make Revolving Loans in an aggregate principal amount at any time outstanding of up to the Revolving Committed Amount.

                  "Revolving Committed Amount" means, ONE HUNDRED MILLION DOLLARS ($100,000,000) or such lesser amount as the Revolving Committed Amount may be reduced from time to time.

                  "Revolving Loans" shall have the meaning assigned to such term in Section 2.1(a).

                  "Revolving Note" means the promissory note of the Borrower in favor of the Bank evidencing the Revolving Loans in substantially the form attached as Schedule 2.1(e), individually or collectively, as appropriate, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

                  "Robinson Purchase Agreement" means that certain Asset Purchase Agreement among the Borrower, Frank L. Robinson Company, a California general partnership, Harold Robinson, Carole Robinson, Jeffrey N. Robinson and James H. Robinson to be entered into subsequent to the date hereof.

                  "Security Agreement" means the Security Agreement dated as of the date hereof entered into by the Borrower and the Bank, as amended and modified.

                  "Stardust Purchase Agreement" means that certain Asset Purchase Agreement among the Borrower, Stardust Corporation, a Wisconsin corporation, John Beale and Linda Beale dated as of December 22, 1997.

                  "Tangible Net Worth" means, as of any date, shareholders' equity or net worth of the Borrower minus goodwill, patents, tradenames, trademarks, copyrights, franchises, organizational expenses, deferred expenses and other assets in each case as are shown as "intangible assets" on a balance sheet of the Borrower, as determined in accordance with GAAP.

                  "Total Capitalization" means, at any date of determination calculated for the Borrower, the sum of (i) Net Worth plus (ii) Funded Debt.

         1.2      COMPUTATION OF TIME PERIODS.

                  For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

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         1.3      ACCOUNTING TERMS.

                  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.3 of the Incorporated Covenants; provided, however, if (a) the Company shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Bank shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Bank as to which no such objection shall have been made.


                                    SECTION 2
                                CREDIT FACILITIES

         2.1      REVOLVING LOANS.

                  (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Bank agrees to make revolving credit loans (the "Revolving Loans") to the Borrower from time to time for the purposes hereinafter set forth; provided that the sum of the aggregate principal amount of Revolving Loans outstanding at any time shall not exceed the lesser of
(A) the Revolving Committed Amount and (B) the Borrowing Base. Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

                  (b)      Revolving Loan Borrowings.

                           (i) Notice of Borrowing. Unless the Borrower elects to request a Revolving Loan borrowing in accordance with the terms of the next succeeding sentence, advances of the Revolving Loans shall be made in accordance with the provisions of any agreement between the Bank and the Borrower establishing an "Auto Borrow" plan for, among other things, the automatic advance to the Borrower for deposit into an account of the Borrower with the Bank. The Borrower may also request a Revolving Loan Borrowing by delivery of a Notice of Borrowing (or telephone notice promptly confirmed in writing) substantially in the form of Schedule 2.1(b)(i) to the Bank not later than 12:00 Noon (Charlotte, North Carolina time) on the date of the requested borrowing (which shall be a Business Day). Each such request shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing and (C) the aggregate principal amount to be borrowed.

                  (c) Repayment. The principal amount of all Revolving Loans, together with any accrued but unpaid interest, shall be due and payable in full on the Maturity Date.


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                  (d) Interest. Subject to the provisions of Section 3.1, the
         Revolving Loans shall bear interest at a per annum rate equal to the Libor Rate plus one and one-half percent (1.5%).

         Interest on Revolving Loans shall be payable in arrears on the first
         (1st) day of each month beginning on February 1, 1998 and continuing on the first (1st) day of each month thereafter (or at such other times as may be specified herein).

                  (e) Revolving Note. The Revolving Loans shall be evidenced by a duly executed Revolving Note in favor of the Bank.


                                    SECTION 3
                 OTHER PROVISIONS RELATING TO CREDIT FACILITIES

         3.1      DEFAULT RATE.

                  Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable upon written demand by the Bank, at a per annum rate 4% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 4% greater than the Libor Rate).

         3.2      VOLUNTARY PREPAYMENTS.

                  Revolving Loans may be repaid in whole or in part without premium or penalty. Amounts prepaid hereunder may be reborrowed in accordance with the provisions hereof.

         3.3      REDUCTIONS IN COMMITMENTS AND MANDATORY PREPAYMENTS.

                  (a) Voluntary Reduction in Revolving Commitment. The Revolving Commitment may be terminated or permanently reduced in whole or in part upon three (3) Business Days' prior written notice to the Bank, provided that (i) after giving effect to any voluntary reduction the aggregate amount of Revolving Loans shall not exceed the lesser of (A) the Revolving Committed Amount, as reduced, and (B) the Borrowing Base, and (ii) partial reductions shall be in minimum principal amounts of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

                  (b) Mandatory Prepayments. If at any time the aggregate principal amount of Revolving Loans hereunder shall exceed the lesser of (A) the Revolving Committed Amount and (B) the Borrowing Base, the Borrower shall immediately make payment on the Revolving Loans hereunder in an amount sufficient to eliminate the deficiency.

                  (c) Mandatory Commitment Termination. The Revolving Commitment hereunder shall terminate on the Maturity Date.

         3.4      COMMITMENT FEE.

                  In consideration of the Revolving Commitment hereunder, the Borrower agrees to pay to the Bank a commitment fee (the "Commitment Fee") equal to two-tenths of one percent (.20%) per annum on the average daily unused amount of the Revolving Committed Amount for the applicable period from the Closing Date. The Commitment Fee shall be payable quarterly in arrears on the 1st day following the last day of each calendar quarter for the immediately preceding quarter (or portion thereof) beginning on April 1, 1998.

         3.5      ADDITIONAL COSTS.

                  The terms and provisions contained in Section 2.11 and 2.12 of the Prior Credit Agreement are incorporated herein by reference with the same effect as if stated at length. The Borrower covenants and agrees that Section
2.11 and 2.12 of the Prior Credit Agreement shall be binding on the Borrower as if set forth herein; provided that (i) such provisions as incorporated herein shall reflect that they are delivered to and run in favor of the Bank and references therein to "LIBOR Contract Rate" shall be deemed references to "Libor Rate" for purposes hereof and all references to "CD Contract Rate" are deleted for purposes hereof.

         3.6      PAYMENTS, COMPUTATIONS, ETC.

                  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Bank in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at the Bank's office specified in Section 7.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Bank the Loans, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Bank shall apply such payment as the Borrower may determine to be appropriate in respect of obligations owing by the Borrower hereunder. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension). Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

                                    SECTION 4
                                   CONDITIONS

         4.1      CONDITIONS TO CLOSING.

                  The obligations of the Bank to enter into this Credit Agreement and make the initial Revolving Loans is subject to satisfaction of the following conditions precedent:

                  (a) Execution of Credit Agreement and Credit Documents. Receipt of (i) multiple counterparts of this Credit Agreement, (ii) the Revolving Note, (iii) multiple counterparts of the Security Agreement, each of the Mortgages and UCC financing statements relating thereto, in each case executed by a duly authorized officer of and in each case conforming to the requirements of this Credit Agreement.

                  (b) Financial Information. Receipt of financial information regarding the Borrower, as may be requested by, and in each case in form and substance satisfactory to the Bank.

                  (c) Material Adverse Effect. There shall not have occurred a change since December 31, 1996 that has had or could reasonably be expected to have a Material Adverse Effect.

                  (d) Absence of Legal Proceedings. The absence of any action, suit, investigation or proceeding pending in any court or before any arbitrator or governmental instrumentality which could reasonably be expected to have a Material Adverse Effect on the Borrower.

                  (e) Legal Opinions. Receipt of multiple counterparts of opinions of counsel for the Borrower relating to the Credit Documents and the transactions contemplated herein, in form and substance satisfactory to the Bank.

                  (f) Corporate Documents. Receipt of the following with respect to the Borrower:

                           (i) Articles of Incorporation. Copies of the certificate of incorporation or charter documents certified to be true and complete as of a recent date by the appropriate governmental authority of the State of North Carolina.

                           (ii) Resolutions. Copies of resolutions of the Board of Directors approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

                           (iii) Bylaws. Copies of the bylaws certified by a secretary or assistant secretary as of the Closing Date to be true and correct and in force and effect as of such date.

                           (iv) Good Standing. Copies, where applicable, of certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing would have a Material Adverse Effect.

                           (v) Officer's Certificate. An officer's certificate for the Borrower dated as of the Closing Date substantially in the form of Schedule 5.1(e)(v).

                  (g) Fees. Receipt of all fees owing by the Borrower to the Bank.

                  (h) Insurance. Receipt by the Bank of copies of insurance policies or certificates of insurance evidencing liability and casualty insurance satisfactory to the Bank, including, but not limited to, naming the Bank as mortgagee and loss payee.

                  (i) Payoff Letter. Receipt by the Bank of a payoff letter acceptable to the Bank in connection with the replacement of the First Union National Bank credit facility.

                  (j) Collateral. Receipt of the following in form and substance satisfactory to the Bank:

                           (i) searches of Uniform Commercial Code ("UCC") filings in the jurisdiction of the chief executive office of the Borrower and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Bank's security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens; and

                           (ii) duly executed UCC financing statements for each appropriate jurisdiction as is necessary, in the Bank's sole discretion, to perfect the Bank's security interest in the Collateral.

                  (k) Borrowing Base Report. Receipt by the Bank of a borrowing base report accompanied by a certificate in favor of the Bank in a form similar to that attached as Exhibit H to the Prior Credit Agreement.

                  (l) Stardust Purchase Agreement. The acquisition of the Acquired Assets shall have been consummated in accordance with the terms of the Stardust Purchase Agreement and all applicable law. Receipt by the Bank of the final Stardust Purchase Agreement, together with all exhibits and schedules thereto, certified by an officer of the Borrower.

                  (m) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Bank.

         4.2      CONDITIONS TO ALL EXTENSIONS OF CREDIT.

         The obligation of the Bank to make any Extension of Credit hereunder (including the initial Extension of Credit to be made hereunder) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

                  (a) Representations and Warranties. The representations and warranties made by the Borrower herein or in any other Credit Documents (including specifically without limitation the Incorporated Representations) or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

                  (b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

                  (c) No Material Adverse Effect. No circumstances, events or conditions shall have occurred since December 31, 1996 which would have a Material Adverse Effect.

                  (d) Additional Conditions to Revolving Loans. If a Revolving Loan is made pursuant to Section 2.1, all conditions set forth therein shall have been satisfied.

         Each request for an Extension of Credit and each acceptance by the Borrower of an Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the applicable conditions in paragraphs (a), (b), (c) and (d) of this subsection have been satisfied.


                                    SECTION 5
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

         5.1      INCORPORATION.

         The representations and warranties contained in Sections 6, 9 and 10, respectively, of the Prior Credit Agreement (other than Section 6.14) (the "Incorporated Representations") and the affirmative and negative covenants contained in Sections 7, 8 and 9, respectively, of the Prior Credit Agreement (other than Sections 8.9, 8.10, 8.11 and 8.18) (the "Incorporated Covenants") are incorporated herein by reference for the benefit of the Bank to the same extent and with the same effect as if set forth fully herein (such incorporation to include all other relevant provisions of the Prior Credit Agreement related thereto, including without limitation the defined terms contained in Section 1 thereof which are used in the Incorporated Representations and the Incorporated Covenants). The Borrower affirms and represents and warrants to the Bank that the Incorporated Representations are true and correct in all material respects as of the date hereof and covenants and agrees that the Incorporated Covenants shall be as binding on the Borrower as if set forth fully herein and notwithstanding the termination of the Prior Credit Agreement, provided that (i) such Incorporated Representations and Incorporated Covenants as incorporated herein shall reflect that they are delivered to and run in favor of the Bank, rather than the lenders under the Prior Credit Agreement as literally provided in the Prior Credit Agreement and
(ii) any references in the Prior Credit Agreement to the "Loan Documents" shall be deemed a reference to the "Credit Documents" herein, and any references in the Prior Credit Agreement to the "Agreement" shall be deemed a reference to the "Credit Agreement" herein. Notwithstanding the incorporation of Section 8.2 of the Prior Credit Agreement herein, the Bank agrees that the Borrower may acquire the Acquired Assets pursuant to the Stardust Purchase Agreement and the Purchased Assets pursuant to the Robinson Purchase Agreement. The Bank hereby agrees that Section 8.14 of the Prior Credit Agreement, as incorporated herein, shall not include the proviso at the end of such Section 8.14.

         5.2      ADDITIONAL REPRESENTATIONS.

                  (a) Use of Proceeds. The proceeds of the Revolving Loans will be used solely (i) to refinance on the Closing Date the indebtedness of the Borrower under the Prior Credit Agreement, (ii) to pay the purchase price for the Acquired Assets and the Purchased Assets, (iii) to pay related fees and expenses in connection with the foregoing and (iv) for general corporate purposes.

                  (b) Prior Credit Agreement. The copy of the Prior Credit Agreement attached hereto, together with all schedules and exhibits attached thereto, is a complete and correct copy of such agreement, including all amendments and modifications thereto.

         5.3      ADDITIONAL COVENANTS.

                  (a) Purpose of Revolving Loans. The Borrower will use the proceeds of the Revolving Loans solely (i) to refinance on the Closing Date the indebtedness of the Borrower under the Prior Credit Agreement, (ii) to pay the purchase price for the Acquired Assets and the Purchased Assets, (iii) to pay related fees and expenses in connection with the foregoing and (iv) for general corporate purposes.

                  (b) Financial Covenants. The Borrower hereby covenants and agrees that:

                           (i) Leverage Ratio. The Leverage Ratio, as of the end of each fiscal quarter to occur through the Maturity Date, shall be less than or equal to 5.0 to 1.0.

                           (ii) Funded Debt to Total Capitalization Ratio. The Borrower shall maintain, as of the end of the each fiscal quarter to occur through the Maturity Date, a ratio of Funded Debt to Total Capitalization no greater than 0.60 to 1.0.

                           (iii) EBITDA. The Borrower shall maintain, for each fiscal quarter to occur through the Maturity Date, EBITDA of at least $4,000,000.

                           (iv) Tangible Net Worth. At all times Tangible Net
Worth shall be no less than $32,000,000.

                  (c)  Real Property Collateral.

         Within forty-five (45) days after the Closing Date, with respect to each of the Properties, the Borrower will provide the Bank with the following, each in form and substance satisfactory to the Bank:

                           (i) Legal Opinions. An opinion of counsel in the state in which each Property is located with respect to the enforceability of the form of Mortgage and sufficiency of the form of UCC-1 financing statements recorded or filed in such state and such other matters as the Bank may request, in form and substance satisfactory to the Bank.

                           (ii) Title Policies. ALTA or other appropriate form mortgagee title insurance policies issued by a title insurer reasonably satisfactory to the Bank (the "Title Insurance Company"), in an amount satisfactory to the Bank with respect to each Property, assuring the Bank that the applicable Mortgages create valid and enforceable first priority mortgage liens on the respective Properties, free and clear of all defects and encumbrances except Permitted Liens, all of the foregoing in form and substance satisfactory to the Bank.

                           (iii) Surveys. An as-built survey of each of the Properties certified to the Bank and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Bank and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Bank and the Title Insurance Company, which the surveys shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992 (or such alternative standards as are satisfactory to the Bank and the Title Insurance Company).

                           (iv) Flood Certificates. A current certification from a registered engineer or land surveyor or other evidence acceptable to the Bank with respect to each Property as to whether any of the improvements on such Property are located within any area designated by the Director of the Federal Emergency Management Agency as a "special flood hazard" area and if any improvements on the Properties are located within a "special flood hazard" area, evidence of a flood insurance policy from a company and in an amount satisfactory to the Bank for the applicable portion of the premises, naming the Bank, as mortgagee.

                           (v) Appraisals. A current appraisal of each Property prepared for the benefit of the Bank by a qualified appraiser satisfactory to the Bank and dated a date satisfactory to the Bank, which shall indicate a fair market value for each Property acceptable to the Bank and which shall otherwise be in form and substance satisfactory to the Bank.

                           (vi) Environmental Reports. A current report of an environmental assessment of each Property of such scope (including but not limited to the taking of soil borings and air and groundwater samples and other above and below ground testing) as the Bank may request, which report shall (A) be certified to the Bank by a consulting firm acceptable to the Bank, (B) dated a date satisfactory to the Bank, (C) conform to the current minimum standards for the American Society of Testing and Materials (ASTM), and (D) otherwise be in form and substance satisfactory to the Bank.

                           (vii) Zoning Evidence. Evidence satisfactory to the Bank that each Property, and the uses of each Property, are in compliance in all material respects with all applicable laws, regulations and ordinances including without limitation health and environmental protection laws, erosion control ordinances, storm drainage control laws, doing business and/or licensing laws, zoning laws and laws regarding access and facilities for disabled persons including, but not limited to, the federal Architectural Barriers Act, the Fair Housing Amendments Act of 1988, the Rehabilitation Act of 1973 and the Americans with Disabilities Act of 1990.

                           (viii) Termination. UCC-3 termination statements, mortgage releases and any other instruments, documents or statements requested by the Bank in form and substance satisfactory to the Bank necessary to terminate or otherwise to remove of record all notices of security interest of the lenders under the Prior Credit Agreement.

         (d) Robinson Acquisition. On or before January 9, 1998, the Borrower hereby agrees that (i) the acquisition of the Purchased Assets shall be consummated in accordance with the terms of the Robinson Purchase Agreement and all applicable law and (ii) it will provide the Bank with the final Robinson Purchase Agreement, together with all exhibits and schedules thereto, certified by an officer of the Borrower.

                                    SECTION 6
                                EVENTS OF DEFAULT

         6.1      EVENTS OF DEFAULT.

         An Event of Default shall exist upon the occurrence of any of the following specified events (each an "Event of Default"):

         (a)      Payment.  The Borrower shall

                (i) default in the payment when due of any principal of any of the Revolving Loans, or

                           (ii) default, and such defaults shall continue for five (5) or more Business Days, in the payment when due of any interest on the Revolving Loans, or of any Fees or other reasonable fees and amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

                  (b) Representations. Any representation, warranty or statement made or deemed to be made herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

                  (c)  Covenants.

                  (i) Default in the due performance or observance of any term, covenant or agreement contained in Section 5.3(a), 5.3(b), 5.3(c) or 5.3(d), or

                  (ii) Default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections
        (a), (b) or (c)(i) of this Section 6.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer of the Borrower becoming aware of such default, or the giving of notice thereof by the Bank; or

                  (d) Other Credit Documents. (i) The Borrower shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents (subject to applicable grace or cure periods, if any), or (ii) any Credit Document shall fail to be in full force and effect or to give the Borrower any material part of the Liens, rights, powers and privileges purported to be created thereby; or

                  (e) Other Event of Default. The occurrence of an event which would constitute an Event of Default (as defined in the Prior Credit Agreement) under the Prior Credit Agreement.

         6.2      ACCELERATION; REMEDIES.

         Upon the occurrence of an Event of Default, and at any time thereafter during the continuance of an Event of Default, the Borrower may by written notice to the Borrower take any of the following actions:

                  (i) Termination of Commitments. Declare the Revolving Commitment terminated whereupon the Revolving Commitment shall be immediately terminated.

                  (ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Revolving Loans and all other indebtedness or obligations of any and every kind owing by the Borrower to the Bank hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                  (iii) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 12.1(g) or 12.1(h) of the Prior Credit Agreement shall occur, then the Revolving Commitment shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Bank hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Bank, all of which are hereby waived by the Borrower.


                                    SECTION 7
                                  MISCELLANEOUS

         7.1      NOTICES.

         Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below or at such other address as any party may specify by written notice to the other party hereto:

         if to the Borrower:

                 Pluma, Inc.
                 P. O. Drawer 487
                 Eden, North Carolina 27289-0487
                 Attn:  Forrest H. Truitt
                 Telephone:  (910) 635-4000
                 Telecopy:   (910) 635-1814
                  if to the Bank:

                           NationsBank, N.A.
                           8 Lester Street
                           Martinsville, Virginia 24112
                           Attn:  Carolyn Shough
                           Telephone: (540) 666-7031
                           Telecopy: (540) 666-7039

         7.2      RIGHT OF SET-OFF.

         In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, the Bank is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank (including, without limitation branches, agencies or Affiliates of the Bank wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Bank hereunder, under the Note, the other Credit Documents or otherwise, irrespective of whether the Borrower shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of the Bank subsequent thereto.

         7.3      BENEFIT OF AGREEMENT.

                  (a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign or transfer any of its interests or obligations without prior written consent of the Bank.

         7.4      NO WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Bank and the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Borrower or the Bank to any other or further action in any circumstances without notice or demand.

         7.5      PAYMENT OF EXPENSES, ETC.

         The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Bank in connection with the negotiation, preparation, execution and delivery of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, PLLC, special counsel to the Bank) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (B) of the Bank in connection with enforcement of or preservation of rights under the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Bank); (ii) pay and hold the Bank harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes; and (iii) indemnify the Bank, its officers, directors, employees, representatives from and hold each of them harmless against any and all losses, liabilities, claims, damages or reasonable expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (A) any investigation, litigation or other proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding or (B) the presence or release of any Materials of Environmental Concern at, under or from any Property owned, operated or leased by the Borrower, or the failure by the Borrower to comply with any Environmental Law (but excluding, in the case of either of clause (A) or (B) above, any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

         7.6      AMENDMENTS, WAIVERS AND CONSENTS.

         Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Bank and the Borrower.

         7.7      COUNTERPARTS.

         This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

         7.8      HEADINGS.

         The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         7.9      SURVIVAL.

         All indemnities set forth herein, including, without limitation, those set forth in the Incorporated Covenants shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Revolving Commitment hereunder, and all representations and warranties (including without limitation the Incorporated Representations) made by the Borrower herein shall survive delivery of the Note and the making of the Loans hereunder.

         7.10     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

                  (a) THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of North Carolina in Mecklenburg County, or of the United States for the Western District of North Carolina, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 9.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Bank to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

                  (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (c) TO THE EXTENT PERMITTED BY LAW, THE BANK AND THE BORROWER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         7.11     SEVERABILITY.

         If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

         7.12     ENTIRETY.

         This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

         7.13     CONFLICT.

         To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.



BORROWER:                              PLUMA, INC., a North Carolina corporation

                                       By:_______________________________
                                       Name:_____________________________
                                       Title:______________________________


BANK:                         NATIONSBANK, N.A.,

                                       By:_______________________________
                                       Name:_____________________________
                                       Title:______________________________

EXHIBIT A
(to Credit Agreement)

       =================================================================



                           LOAN AND SECURITY AGREEMENT

                                     BETWEEN

                   FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                                       AND

                                   PLUMA, INC.

       =================================================================


                                  May 25, 1995

       -----------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                    Page

1.       DEFINITIONS.

         1.1               Defined Terms                              1
         1.2               Accounting Terms                           16
         1.3               Other Terms                                17

2.       THE LOANS; INTEREST; FEES; AND PURPOSES OF THE LOANS.

         2.1               Revolving Line of Credit                   17
         2.2               Reduction of the Committed Amount          17
         2.3               Interest Rate                              18
         2.4               Selection of Interest Rate                 18
         2.5               Unused Commitment Fee                      18
         2.6               Calculation of Interest                    18
         2.7               Late Charges                               18
         2.8               Maximum Lawful Rate of Interest            18
         2.9               All Advances to Constitute One Loan        19
         2.10              Loan Purposes                              19
         2.11              Additional Costs                           19
         2.12              Unavailability                             19
         2.13              Prepayment Fees                            20

3.       PAYMENTS.

         3.1               Payments                                   20
         3.2               Receipt of Payments                        21
         3.3               Collections; Lender's Right to Notify
                           Account Debtors and to Endorse
                           Borrower's Name                            21

         3.4               Application of Payments and Collections    21
         3.5               Statement of Account                       22

4.       SECURITY FOR THE OBLIGATIONS.

         4.1               Security Interest in the Collateral        22
         4.2               Security Interest in the Realty            22
         4.3               Disclosure of Security Interest            23
         4.4               Supplemental Documentation                 23
         4.5               Inspection                                 23
         4.6               Cross-Collateralization                    23

5.       CLOSING; CONDITIONS PRECEDENT.

         5.1               Conditions Precedent to Closing            24
         5.2               Conditions Precedent to All Loans          26
         5.3               Waiver of Conditions Precedent             27

6.       REPRESENTATIONS AND WARRANTIES.

         6.1               Corporate Organization and Power           27
         6.2               Litigation; Government Regulation          27
         6.3               Taxes                                      28
         6.4               Enforceability of Loan Documents;
                           Compliance With Other Instruments          28
         6.5               Governmental Authorization                 29
         6.6               Event of Default                           29
         6.7               Margin Securities                          29
         6.8               Full Disclosure                            29
         6.9               Principal Place of Business                29
         6.10              ERISA                                      29
         6.11              Financials                                 30
         6.12              Title to Assets                            30
         6.13              Solvency                                   30
         6.14              Use of Proceeds                            30
         6.15              Assets for Conduct of Business             30
         6.16              Trade Relations                            30
         6.17              Compliance With Laws                       31

7.       AFFIRMATIVE COVENANTS.

         7.1               Repayment of Obligations                   31
         7.2               Performance Under Loan Documents           31
         7.3               Financial and Business Information as to
                           Borrower                                   31
         7.4               Notice of Certain Events                   33
         7.5               Corporate Existence and Maintenance of
                           Properties                                 33
         7.6               Payment of Indebtedness; Performance of
                           Other Obligations                          33
         7.7               Maintenance of Insurance                   34
         7.8               Maintenance of Books and Records;
                           Inspection                                 35
         7.9               Comply with ERISA                          36
         7.10              Maintenance of Cash Management Agreement   36
         7.11              Primary Accounts                           36


8.       NEGATIVE COVENANTS.

         8.1               Merger and Dissolution                     36
         8.2               Acquisitions                               37
         8.3               Indebtedness and Capital Leases            37
         8.4               Liens and Encumbrances                     37
         8.5               Disposition of Assets                      37
         8.6               Transactions With Related Persons          37
         8.7               Restricted Investments                     38
         8.8               Restrictions on Dividends                  38
         8.9               Capital Expenditures                       38
         8.10              Tangible Net Worth                         38
         8.11              Liabilities to Equity Ratio                39
         8.12              Fiscal Year                                39

         8.13              Sale and Leaseback                         39
         8.14              New Business                               39
         8.15              Subsidiaries                               39
         8.16              Guaranties                                 39
         8.17              Transactions Affecting the Collateral or
                           the Realty                                 39

         8.18              Interest Coverage Ratio                    39


9.       PROVISIONS WITH RESPECT TO THE COLLATERAL AND THE REALTY.

         9.1               Perfection and Priority; Location of
                           Collateral                                 40
         9.2               Audit/Verification of Collateral           40
         9.3               Assignments, Records and Schedules of
                           Accounts                                   40
         9.4               Notice Regarding Disputed Accounts         41
         9.5               Sale and Safekeeping of Inventory          41
         9.6               Records and Schedules of Inventory         41
         9.7               Returns of Inventory                       41
         9.8               Maintenance of Equipment                   42
         9.9               Evidence of Ownership of Equipment         42
         9.10              Records and Schedules for Equipment        42
         9.11              Lender's Payment of Claims Asserted
                           Against the Collateral or the Realty       42
         9.12              Environmental Representations,
                           Warranties and Covenants                   42

10.      WARRANTIES WITH RESPECT TO ACCOUNTS AND INVENTORY.

         10.1              Account Warranties and Representations     43
         10.2              Inventory Warranties and Representations   44
         10.3              Reaffirmation of Warranties and
                           Representations                            45
         10.4              Survival of Warranties and Representations 45

11.      TERM OF AGREEMENT.

         11.1              Term                                       45
         11.2              Borrower's Right to Terminate              45
         11.3              Lender's Right to Terminate                45
         11.4              Effect of Termination                      46


12.      EVENTS OF DEFAULT.

         12.1              Event of Default                           46
         12.2              Acceleration of the Obligations            48
         12.3              Default Rate of Interest                   48

 13.     RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

         13.1              Rights and Remedies                        49
         13.2              Application of Proceeds                    50

         13.3              Appointment of Lender as Borrower's
                           Lawful Attorney                            50
         13.4              Rights and Remedies Cumulative;
                           Non-Waiver; Etc.                           51

14.      PAYMENT OF EXPENSES.

         14.1              Fees and Expenses                          51
         14.2              Stamp Taxes                                52
         14.3              Brokerage Fees                             52
         14.4              Agent's Fee                                52

15.      MISCELLANEOUS.

         15.1              Survival of Agreements                     52
         15.2              Governing Law; Waiver of Jury Trial; Etc.  53
         15.3              Notice                                     53

         15.4              Indemnification of Lender                  54
         15.5              Waivers by Borrower                        55
         15.6              Lawful Charges                             55
         15.7              Assignment                                 55
         15.8              Amendment                                  55
         15.9              Severability                               55
         15.10    Entire Agreement                                    56
         15.11    Binding Effect                                      56
         15.12    Captions                                            56
         15.13    Disbursement of Loan Proceeds                       56
         15.14    Participant                                         56
         15.15    Conflict of Terms                                   56
         15.16    Injunctive Relief                                   56
         15.17    Liens; Setoff by Lender                             57
         15.18    Acquisition of Rocky Mount, Virginia
                           Real Estate                                57
         15.19    Time of Essence                                     57

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT, made and entered into this 25th day of May, 1995, by and between FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association with its principal office at Charlotte, North Carolina ("Lender"); and PLUMA, INC., a North Carolina corporation with its principal office at 801 Fieldcrest Road, Eden, North Carolina 27288 ("Borrower");

                                W I T N E S S E T H:

         WHEREAS, Borrower and Lender are parties to a certain Fourth Amended and Restated Loan and Security Agreement, dated March 11, 1994, as amended by First Amendment thereto dated May 13, 1994, by Second Amendment thereto dated July 1, 1994 and by Third Amendment thereto dated March 15, 1995 ("Existing Loan Agreement") pursuant to which Lender agreed to make loans and advances to Borrower; and

         WHEREAS, Borrower has requested that Lender continue to extend financial accommodations to it in order to provide funds for the refinancing of the indebtedness owing by Borrower to Lender under the Existing Loan Agreement, for working capital and for such other corporate purposes as are permitted hereunder;

         WHEREAS, Lender has agreed to extend financial accommodations for such purposes to Borrower in the form of a $55,000,000 credit facility to be made in accordance with, and subject to, the terms and conditions set forth below; and

         WHEREAS, this Agreement shall supersede and replace in its entirety the Existing Loan Agreement, and it shall represent the entire agreement between Borrower and Lender with respect to the terms and conditions upon which Lender is to make loans and advances to Borrower from and after the date hereof;

         NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loan or other financial accommodation heretofore, now or hereafter made by Lender to or on behalf of Borrower, the parties hereto hereby agree as follows:

         SECTION 1.  DEFINITIONS.

         1.1 Defined Terms. For purposes of this Agreement, in ad-dition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below:

         "Accounts" shall mean all accounts, accounts receivable, contract rights, notes, bills, acceptances, choses in action, chattel paper, instruments, documents, and other forms of obligations at any time owing to Borrower, the proceeds thereof and all of Borrower's rights with respect to any goods represented thereby, whether or not delivered, goods returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation, together with all customer lists, books and records, ledger and account cards, computer tapes, disks, printouts and records, whether now in existence or hereafter created, relating to Accounts.

         "Account Debtor" shall mean any Person who is or who may become obligated to Borrower under or on account of an Account.

         "Affiliate" shall mean any Person which, (i) directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, at least five percent (5%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) of Borrower or any Subsidiary , or (ii) which is controlled by or is under common control with any Person defined as an Affiliate by (i) of this definition, or (iii) is controlled by or is under common control with Borrower or any Subsidiary. For the purpose of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" or "this Agreement" shall include all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

         "Applicable Margin" shall have the following meaning at the times indicated: (i) from the date hereof to the end of the Quarter ending June 30, 1995, in the case of CD Rate Loans, 123 Basis Points and in the case of LIBOR Rate Loans, 110 Basis Points; and (ii) after June 30, 1995 as computed at the end of each fiscal quarter in accordance with the following schedule:

Ratio of EBIT
for the previous
four consecutive
fiscal quarters
(including the
quarter then ending)

to Interest Expense                 Applicable                 Applicable
for such four                         Margin                     Margin
consecutive                             for                        for
fiscal quarters                  Libor Rate Loan              CD Rate Loan

less than 3.0                    130 Basis Points            143 Basis Points

3.0 to 3.99                     110 Basis Points             123 Basis Points

4.0 to 4.99                      90 Basis Points             103 Basis Points

5.0 or greater                   70 Basis Points              83 Basis Points

         "Assessment Rate" shall mean the actual, if known, or the estimated, if the actual rate is not known, assessment rate percentage (expressed as a decimal rounded upwards, if necessary, to the next higher 1/100 of one percent) paid by Lender to the Federal Deposit Insurance Corporation (or any successor), excluding any refund, insuring Lender's liability for time deposits as in effect from time to time.

         "Available Amount" shall mean at any time the lesser of (i) the Committed Amount at such date, or (ii) the Borrowing Base.

         "Bank" or "Lender" shall mean First Union National Bank of North Carolina, a national banking association.

         "Basis Point" shall mean one hundredth of one percent.

         "Borrower" shall mean Pluma, Inc., a North Carolina corpo-ration.

         "Borrowing Base" shall mean the sum of (a) eighty-five per cent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus (b) sixty percent (60%) of the value of Borrower's Eligible Inventory calculated on the basis of the lower of cost or market, with cost calculated on a first-in, first-out basis, plus (c) fifty percent (50%) of the Net Book Value of Eligible Equipment; plus (d) eighty percent (80%) of the Net Book Value of the Realty; minus (e) any write-up in the Net Book Value of Eligible Equipment or the Net Book Value of the Realty resulting from a revaluation thereof at any time subsequent to the Closing Date; and minus (f) the amount of Permitted Liens. Lender, at any time or times hereafter, may increase or decrease the ratio of its Loans against Eligible Accounts or Eligible Inventory for any reason Lender reasonably shall deem necessary, based upon Lender's usual and customary credit and collateral considerations, and each such increase or decrease shall become effective immediately for purposes of calculating new Loans hereunder.

         "Business Day" shall mean any day on which Lender is open for the transaction of business in the State of North Carolina.

         "CD Base Rate" shall mean that rate per annum at which Lender can obtain funds in the national certificate of deposit market in the amount of Five Million and No/100 Dollars ($5,000,000.00) at approximately ten o'clock a.m., Charlotte,

North Carolina time, on the first Business Day of a month for a maturity period equal to thirty (30) days.

         "CD Contract Rate" shall mean the Cost-Adjusted CD Base Rate plus the Applicable Margin.

         "CD Rate Loans" shall mean Loans bearing interest at the CD Contract Rate.

         "CD Reserve Percentage" means for the purposes of computing the Cost-Adjusted CD Base Rate, the reserve requirement percentage (expressed as a decimal) applicable to Lender, including any supplemental, marginal or emergency reserves as in effect from time to time, imposed by the Board of Governors of the Federal Reserve System (or any successor).

         "CERCLA" shall mean the Comprehensive, Environmental, Response, Compensation and Liability Act of 1980, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Capital Expenditures" shall mean, for any fiscal year of Borrower, the aggregate cost (less the amount of trade-in allowance included in such cost) of all capital assets acquired by Borrower during such fiscal year, plus all Capital Lease Obligations with respect to any Capital Lease entered into, renewed, assumed or guaranteed during such year.

         "Capital Lease" shall mean any lease of any property which would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on a balance sheet of the lessee.

         "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder which would, in accordance with Generally Accepted Accounting Principles, appear on a balance sheet of such lessee in respect of such Capital Lease.

         "Chatham Deed of Trust" shall mean the Credit Line Deed of Trust and Security Agreement , and all amendments, modifications and supplements thereto, with respect to the Chatham Realty executed and delivered by Borrower to Lender pursuant to Section 5.1(a) hereof as security for the Obligations.

         "Chatham Realty" shall mean those certain tract(s) or parcel(s) of land owned by Borrower and situated in Pittsylvania County, Virginia, which are more particularly described in Exhibit F-2 attached to this Agreement, and all buildings and improvements now or hereafter located thereon, and all additions and substitutions thereto, whether now or hereafter existing.

         "Closing Date" shall mean the date referred to in Section
5.1 hereof.

         "Collateral" shall mean and include the assets, property or interests in property of Borrower securing the Obligations pursuant to Sections 4.1(a),
(b), (c), (d) and (e), and all other property and interests in personal property which shall, from time to time, secure the Obligations.

         "Committed Amount" shall mean Fifty-five Million Dollars
($55,000,000.00) as such amount may be reduced from time to time pursuant to
Section 2.2 of this Agreement.

         "Cost-Adjusted CD Base Rate" means a rate per annum (rounded upwards, if necessary, to the next higher 1/100 of one percent) determined pursuant to the following formula:

Cost-Adjusted      =           CD Base Rate          +  Assessment Rate
                         -----------------------
CD Base Rate             1-CD Reserve Percentage

         "Deeds of Trust" shall mean collectively the Eden Deed of Trust, the Chatham Deed of Trust, the Martinsville Deed of Trust,

and the Vesta Deed of Trust.

         "Default" shall mean any event or condition, which, with the giving of notice or the passage of time or both, would constitute an Event of Default if Borrower took no action to correct the same.

         "EBIT" shall mean the earnings (or loss) before provision for income taxes and interest for such fiscal period, as reflected on the financial statements of Borrower supplied to Lender pursuant to Section 7.3 of this Agreement, but excluding (a) any gain or loss arising from the sale of capital assets, (b) any gain arising from any writeup of assets, (c) earnings of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary, (d) earnings of any corporation, substantially all of the assets of which have been acquired in any manner by Borrower or any of its Subsidiaries, realized by such corporation prior to the date of such acquisition, (e) the earnings of any Person to which the assets of Borrower or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which Borrower or any of its Subsidiaries shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction, (f) any gain arising from the acquisition of any securities of Borrower or any of its Subsidiaries, and (g) any gain or loss arising from extraordinary or non-recurring items.

         "EBITDA" shall mean the earnings (or loss) before provision for income taxes, interest, depreciation and amortization for such fiscal period, as reflected on the financial statements of Borrower supplied to Lender pursuant to
Section 7.3 of this Agreement, but excluding (a) any gain or loss arising from the sale of capital assets, (b) any gain arising from any writeup of assets, (c) earnings of Subsidiary of Borrower accrued prior to the date it became a Subsidiary, (d) earnings of any corporation, substantially all of the assets of which have been acquired in any manner by Borrower or any of its Subsidiaries, realized by such corporation prior to the date of such acquisition, (e) the earnings of any Person to which the assets of Borrower or any of its Subsidiaries shall have been sold, transferred or disposed of, or into which Borrower or any of its Subsidiaries shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction, (f) any gain arising from the acquisition of any securities of Borrower or any of its Subsidiaries, and (g) any gain or loss arising from extraordinary or non-recurring items.

         "EPA" shall mean the Environmental Protection Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Eden Deed of Trust" shall mean the Deed of Trust and Security Agreement, and all amendments, modifications and supplements thereto, with respect to the Eden Realty executed and delivered by Borrower to Lender pursuant to Section 5.1(a) hereof as security for the Obligations.

         "Eden Realty" shall mean those certain tracts or parcels of land owned by Borrower and situated in Rockingham County, North Carolina, which are more particularly described in Exhibit F-l attached to this Agreement, and all buildings and improvements now or hereafter located thereon, and all additions and substitutions thereto, whether now or hereafter existing.

         "Eligible Account" shall mean all Accounts created or acquired by Borrower in the ordinary course of its business as presently conducted, which Lender, in its sole discretion, deems to be Eligible Accounts. Lender may determine, on a daily basis, whether any Account constitutes and continues to constitute an Eligible Account. If an Eligible Account subsequently becomes ineligible for failure to continue to satisfy each of the below listed requirements, its ineligibility shall become effective immediately. If an Eligible Account subsequently becomes ineligible even though it satisfies each of the below listed requirements, its ineligibility shall become effective upon five days notice from Lender to Borrower. Unless Lender shall determine otherwise in its sole discretion, in order to be an Eligible Account, an Account must satisfy and continue to satisfy the following requirements:

                  (a) The Account is a bona fide existing obligation of the named Account Debtor arising from the sale and delivery of merchandise or the rendering of services to such Account Debtor in the ordinary course of Borrower's business and is actually and absolutely owing to Borrower and is not contingent for any reason;

                  (b) The subject merchandise has been shipped or deliv-ered on open account to the named Account Debtor on an absolute sale basis and not on consignment, on approval or on a sale or return basis or subject to any other repurchase or return agreement and no material part of the subject goods has been returned;

                  (c) The Account is not evidenced by chattel paper or an instrument of any kind, unless such chattel paper or instrument is duly endorsed to and is in the possession of Lender;

                  (d) If the Account Debtor is located outside the United States (including its territories and possessions), the Account is payable in the full amount of the face value of the Account in United States dollars and is supported by an irrevocable letter of credit issued by a United States financial institution satisfactory to Lender and the letter of credit and all documents required to draw thereon have been delivered to Lender or Lender's agent bank;

                  (e) The Account is a valid, legally enforceable obligation of the Account Debtor and no offset or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder has been asserted; provided, however, that, if the Account is subject to any such offset, defense or claim, or any Inventory related thereto has been returned, such Account shall not be an Eligible Account only to the extent of the maximum amount of such offset, defense, claim or return and the balance of such Account, if it represents a valid, uncontested and legally enforceable obligation of the Account Debtor and meets all of the other criteria for eligibility set forth herein, shall be considered an Eligible Account;

                  (f) The Account is not subject to any lien or security interest whatsoever, except for Lender's security interest and Permitted Liens, and a currently effective UCC financing statement filed by Lender against Borrower covering such Account is on file in all appropriate filing locations for all of Borrower's places of business and records concerning such Account;

                  (g) The Account is evidenced by an invoice in form acceptable to Lender and has not remained unpaid for a period exceeding ninety (90) days (or, in the case of an Account owing by an account debtor located outside the United States and which meets all of the other criteria for eligibility, such longer period of time as may be acceptable to Lender) after the due date of such invoice or one hundred twenty (120) days after the date of such invoice;

                  (h) The Account Debtor is not located in the State of New Jersey or, if the Account Debtor is located in the State of New Jersey, Borrower has either qualified as a foreign corporation authorized to transact business in the State of New Jersey or has filed a Notice of Business Activities report with the New Jersey Division of Taxation for the then current year;

                  (i) The Account Debtor is Solvent and not the subject of any bankruptcy or insolvency proceeding of any kind and the creditworthiness of the Account Debtor is, in all other respects, acceptable to Lender, in its sole discretion, at the time in question;

                  (j) The Account does not arise out of transactions with an employee, officer, agent, director, stockholder or Affiliate of Borrower;

                  (k) The Account is not due from an Account Debtor whose indebtedness to Borrower on Accounts which are more than ninety (90) days after the invoice due date of the respective invoices exceeds fifty percent (50%) of such Account Debtor's total indebtedness to Borrower;

                  (1) The Account does not arise out of a contract with the United States of America, or any department, agency, subdivision or instrumentality thereof, or if so, Borrower has complied with all requirements of the Federal Assignment of Claims Act relative to the assignment of such Account to Lender;

                  (m) There are no material regulatory administrative or judicial obstacles to Lender's direct enforcement of the Account against the Account Debtor or to Lender's intervention in any enforcement action which might be brought by Borrower with respect thereto and Lender shall not be subjected to any material adverse tax consequences (other than taxes measured by the income of Lender) as a result of taking such enforcement action or lending against such Account; and

                  (n) Each of the warranties and representations set forth in
Section 10.1 has been reaffirmed with respect thereto at the time the most recent Schedule of Accounts was provided to Lender.

         "Eligible Equipment" shall mean Equipment (i) which is located at either the Realty or premises leased by Borrower provided landlord agreements satisfactory to Lender have been provided to Lender with respect to such leased premises and (ii) for which currently effective UCC financing statements filed by Lender against Borrower are on record in all appropriate filing locations.

         "Eligible Inventory" shall mean all Inventory created or acquired by Borrower in the ordinary course of its business presently conducted, which Lender, in its sole discretion, deems to be Eligible Inventory. Lender may determine, on a daily basis, whether any Inventory constitutes and continues to constitute Eligible Inventory. If Eligible Inventory subsequently becomes ineligible for failure to continue to satisfy each of the below listed requirements, its ineligibility shall become effective immediately. If Eligible Inventory subsequently become ineligible even though it satisfies each of the below listed requirements, its ineligibility shall become effective upon five days notice from Lender to Borrower. In making its determination of Eligible Inventory, Lender will consider whether Inventory satisfies and continues to satisfy the following requirements:

                  (a) The Inventory consists of raw materials or finished goods Inventory created or acquired by Borrower in the ordinary course of its business located at Borrower's places of business specified on Exhibit A hereto, or consists of dyed fabric and greige cloth on rolls located at Borrower's main manufacturing plant specified on Exhibit A hereto, but excluding in any event, supplies, containers, work in process and lot fabric;

                  (b) The Inventory is deemed by Lender in its sole discretion to be in good saleable condition, not deteriorating in quality or obsolete and subject to satisfactory internal control and management procedures;

                  (c) The Inventory is in good condition, meets all standards imposed by any governmental agency, or department or division thereof, having regulatory authority over such Inventory, its use or sale and is either currently usable or currently saleable in the normal course of Borrower's business;

                  (d) The Inventory is not subject to any lien or security interest whatsoever, except for Lender's security interest and Permitted Liens, and a currently effective UCC financing statement filed by Lender against Borrower covering such Inventory is on file in all appropriate filing locations where such Inventory is located;

                  (e)  The Inventory is not consigned Inventory; and

                  (f) Each of the warranties and representations set forth in
Section 10.2 below has been reaffirmed with respect thereto at the time the most recent Schedule of Inventory was provided to Lender.

         "Environmental Laws" shall mean CERCLA, EPA, RCRA, OPHSCA, OSHA, SARA and all other federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

         "Equipment" shall mean all goods of Borrower, including without limitation, all machinery, equipment, motor vehicles, parts, supplies, apparatus, appliances, tools, patterns, molds, dies, blueprints, fittings, furniture, furnishings, fixtures and articles of tangible personal property of every description now or hereafter owned by Borrower or in which Borrower may have or may hereafter acquire any interest, located at, upon or about, or attached to, the principal place of business of Borrower herein described or at any other location.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Event of Default" shall have the meaning specified in Section 12 hereof.

         "Financials" shall mean the audited balance sheet and statement of income and retained earnings of Borrower for the fiscal years ended December 31, 1994 and December 31, 1993.

         "General Intangibles" shall mean all general intangibles, now existing or hereafter owned or acquired or arising or in which Borrower now has or hereafter acquires any rights, including but not limited to, causes of action, corporate or business records, inventions, designs, patents, patent applications, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, all claims under guaranties, tax refund claims, rights and claims against carriers and shippers, leases, claims under insurance policies, all rights to indemnification and all other intangible personal property of every kind and nature.

         "Generally Accepted Accounting Principles" shall mean those generally accepted principles of accounting recognized as such by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board or other similar accounting body of comparable standing consistently applied and maintained on a basis for Borrower throughout the period indicated and consistent with the prior financial practice of Borrower as reflected in the Financials.

         "Hazardous Material" shall mean any pollutants, contaminants, chemicals, or industrial, toxic or hazardous substance or material defined as such in (or for purposes of) the Environmental Laws, or any other environmentally regulated substances, including without limitation, any materials containing asbestos and any waste constituents coming within the definition or list of hazardous substances in 40 C.F.R. ss.261.1 through 261.33.

         "Indebtedness" shall mean all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, the Obligations and all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due or payable from Borrower to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness specifically includes the following:

                  (a) All obligations or liabilities of any Person that are secured by any lien, claim, encumbrance or security interest upon property owned by Borrower, even though Borrower has not assumed or become liable for the payment thereof;

                  (b) All obligations or liabilities created or arising under any lease (including but not limited to leases required to be capitalized under Generally Accepted Accounting Principles) of real or personal property, or conditional sale or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property;

                  (c) All unfunded pension fund obligations and liabili-ties; and

                  (d)  Deferred taxes.

         "Interest Expense" shall mean with respect to any period of determination the total payments of interest on Indebtedness required to be paid by Borrower or any of its Subsidiaries during such period, determined in accordance with Generally Accepted Accounting Principles.

         "Interest Period" shall mean a calendar month.

         "Inventory" shall mean all inventory of Borrower wherever located, including without limitation, all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process and finished merchandise, bindings or component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of Borrower or which may contribute to the finished product or to the sale, promotion and shipment thereof, in which Borrower now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of Borrower or is held by Borrower or by others for Borrower's ac-count.

         "LIBOR Contract Rate" shall mean the LIBOR Rate plus the Applicable Margin.

         "LIBOR Rate" shall mean that rate per annum (adjusted to reflect reserve, deposit insurance or other similar requirements to which Lender may be subject) at which deposits in United States dollars would be offered to Lender for a period equal to thirty (30) days at 11:00 a.m., Greensboro, North Carolina time, two (2) Business Days prior to the first Business Day of an Interest Period for settlement in immediately available funds by major banks in the London interbank market, in an amount approximately equal to the outstanding principal amount of the Loans at such time.

         "LIBOR Rate Loans" shall mean Loans bearing interest at the LIBOR Contract Rate.

         "Liabilities" shall mean at any date the aggregate of the liabilities of Borrower appearing on the liability side of its balance sheet prepared as of such date in accordance with Generally Accepted Accounting Principles.

         "Loans" shall mean and refer to the loans and advances made by Lender to Borrower pursuant to the terms of this Agreement.

         "Loan Documents" shall mean and collectively refer to this Agreement, the Note, the Deeds of Trust, all Supplemental Documentation and any and all agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or in behalf of Borrower and/or delivered to Lender or any Participant, with respect to this Agreement, or with respect to the transactions contemplated by this Agreement.

         "Martinsville Deed of Trust" shall mean the Credit Line Deed of Trust and Security Agreement, and all amendments, modifications and supplements thereto, with respect to the Martinsville Realty executed and delivered by Borrower to Lender pursuant to Section 5.1(a) hereof as security for the Obligations.

         "Martinsville Realty" shall mean those certain tract(s) or parcel(s) of land owned by Borrower and situated in Henry County, Virginia, which are more particularly described in Exhibit F-3 attached to this Agreement, and all buildings and improvements now or hereafter located thereon, and all additions and substitutions thereto, whether now or hereafter existing.

         "Net Book Value of Eligible Equipment" shall mean the historical cost of Borrower's Eligible Equipment less accumulated depreciation to date, all as determined in accordance with Generally Accepted Accounting Principles.

         "Net Book Value of the Realty" shall mean the historical cost of the Realty and of any real property of Borrower acquired after the Closing Date upon which Lender has a duly perfected first priority deed of trust or mortgage, less accumulated depreciation to date, all as determined in accordance with Generally Accepted Accounting Principles.

         "Note" shall mean the promissory note of Borrower in the original principal amount of $55,000,000 executed by Borrower and delivered to Lender pursuant to Section 2.1 hereof, together with any amendments, modifications and supplements thereto, and any renewals or extensions thereof, in whole or in part, evidencing Loans made by Lender to Borrower pursuant to this Agreement.

         "OPHSCA" shall mean the Oil Pollution and Hazardous Substances Control Act of 1978, N.C.G.S. ss.143-215.75 et seq., as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "OSHA" shall mean the Occupational Safety and Health Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Obligations" shall mean and include the Loans and all other loans, advances, debts, liabilities, obligations, covenants and duties owing, arising, due or payable from Borrower to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under this Agreement, the Note, the Deeds of Trust, the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired. The term includes, but without limitation, all interest, charges, expenses, fees, attorney's and paralegal's fees and any other sums chargeable to Borrower by Lender under this Agreement or any of the other Loan Documents.

         "Participant" shall mean any Person, now or any time hereafter, participating with Lender in the Loans by Lender to Borrowers pursuant to this Agreement.

         "Permitted Liens" shall mean any of the following liens securing any Indebtedness of Borrower on Borrower's property, real or personal, whether now owned or hereafter acquired:

                  (a) Liens of carriers, warehousers, mechanics and materialmen incurred in the ordinary course of business for sums not overdue or being contested in good faith and with due diligence by appropriate proceedings;

                  (b) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, leases and contracts (other than for borrowed funds) entered into in the ordinary course of business or to se-cure obligations on surety or appeal bonds;

                  (c) Liens for current taxes, assessments or other gov-ernmental charges which are not delinquent or remain payable without any penalty or which are being contested in good faith and with due diligence by appropriate proceedings but do not in Lender's judgement adversely affect Lender's rights or the priority of Lender's lien in the Collateral or the Realty, and if reasonably requested by Lender, Borrower shall establish reserves satisfactory to Lender with respect thereto;

                  (d) Liens placed upon fixed assets hereafter acquired at the time of, or within ten (10) days after, the acquisition thereof to secure a portion of the purchase price thereof or to secure a Capital Lease, provided (i) any such lien shall not encumber any other property of Borrower, (ii) any such lien shall not exceed 100% of the purchase price of such fixed assets, and (iii) the aggregate amount of Indebtedness and Capital Leases secured by such liens incurred as a result of such purchases during any fiscal year shall not exceed $100,000.00;

                  (e) Liens existing on the date hereof with respect to the Equipment and set forth on Exhibit B attached hereto; and

                  (f) Reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting the Realty, provided they do not in the aggregate materially detract from the value thereof or materially interfere with its use in the ordinary conduct of Borrower's business.

         "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual or a government or political subdivision thereof or any government agency.

         "Prime Rate" shall mean the interest rate publicly announced from time to time by Lender to be its prime rate, which may not necessarily be its best lending rate. In the event Lender shall abolish or abandon the practice of announcing its Prime Rate or should the same be unascertainable, Lender shall designate a comparable reference rate which shall be deemed to be the Prime Rate under this Agreement and the other Loan Documents.

         "Quarter" shall mean one of the four calendar quarters in each calendar year.

         "RCRA" shall mean the Resource Conservation and Recovery Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Realty" shall collectively mean the Eden Realty, the Chatham Realty, the Martinsville Realty, and the Vesta Realty.

         "SARA" shall mean the Superfund Reauthorization and Amendments Act of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

         "Schedule of Accounts" shall mean a Schedule of Accounts in the form specified in Section 9.3 hereof.

         "Schedule of Inventory" shall mean a Schedule of Inventory in the form specified in Section 9.6 hereof.

         "Solvent" shall mean, as to any Person, that such Person has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature and owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its debts.

         "Stock" shall mean all shares, options, interests, partnerships or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

         "Subordinated Debt" shall mean all Indebtedness for borrowed money or the equivalent which is subordinated in right of payment to the Obligations owed to Lender and the holder of such Subordinated Debt has executed and delivered to Lender a subordination agreement in form and substance acceptable to Lender.

         "Subsidiary" shall mean any corporation, more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of which is at the time, directly or indirectly, owned by Borrower and/or one or more Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

         "Supplemental Documentation" shall mean all agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, mortgages, deeds of trust, certificates of title and other written matter necessary or requested by Lender to perfect and maintain perfected Lender's security interest in the Collateral and the Realty and to consummate the transactions contemplated by this Agreement and the other Loan Documents.

         "Tangible Net Worth" shall mean at any date the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock) appearing on a balance sheet of Borrower prepared as of such date in accordance with Generally Accepted Accounting Principles, minus (a) the amount, if any, of Borrower's intangible assets as reflected on such balance sheet of Borrower, including without limitation, General Intangibles and any other asset which would be treated as an intangible under Generally Accepted Accounting Principles; (b) any indebtedness owed to Borrower by any Affiliate; (c) any write-up in the book value of any fixed asset resulting from a revaluation thereof at any time subsequent to the Closing Date; and (d) the amount, if any, at which any shares of Stock of Borrower appear on the asset side of its balance sheet.

         "Unused Commitment Margin" shall be the applicable Basis Points as computed at the end of each fiscal quarter in accordance with the following schedule:

Ratio of EBIT for
the previous four
consecutive fiscal
quarters (including
the quarter then
ending) to Interest
Expense for such
consecutive fiscal
quarters                                         Unused Commitment Margin

Less than 3.0                                          30 Basis Points

3.0 to 3.99                                            25 Basis Points

4.0 to 4.99                                            20 Basis Points

5.0 or greater                                         15 Basis Points

         "Vesta Deed of Trust" shall mean the Credit Line Deed of Trust and Security Agreement, and all amendments, modifications and supplements thereto, with respect to the Vesta Realty executed and delivered by Borrower to Lender pursuant to Section 5.1(a) hereof as security for the Obligations.

         "Vesta Realty" shall mean those certain tract(s) or parcel(s) of land owned by Borrower and situated in Patrick County, Virginia, which are more particularly described in Exhibit F-4 attached to this Agreement, and all buildings and improvements now or hereafter located thereon, and all additions and substitutions thereto, whether now or hereafter existing.

         1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after such date as Borrower and Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement. Non cash changes, if any, to Borrower's balance sheet, statement of income and retained earnings or statement of cash flows made subsequent to the Closing Date because of adjustments required by currently existing Generally Accepted Accounting Principles shall be excluded from financial covenant calculations under this Agreement until such date as Borrower and Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         1.3 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of North Carolina to the extent the same are used or defined therein.

         SECTION 2.  THE LOANS; INTEREST; FEES; AND PURPOSES OF THE
LOANS.

         2.1 Revolving Line of Credit. Subject to the provisions of Section 5 below and all of the other terms and conditions set forth in this Agreement and the other Loan Documents, and provided there does not then exist a Default or an Event of Default, upon Borrower's oral or written request therefor, Lender shall make a revolving line of credit available for Borrower's use from time to time during the term of this Agreement (until May 30, 2000 unless extended in accordance herewith) in an aggregate amount at any one time outstanding of up to the Available Amount. All Loans to Borrower shall be less such reserves as Lender, based upon Lender's usual and customary credit and collateral considerations may deem proper and necessary, shall be evidenced by the Note and, subject to the provisions of Section 12.3 below, shall be payable at the interest rate set forth in Section 2.4 hereof. Borrower may borrow, repay and reborrow up to the limits of the Available Amount all in accordance with the provisions of this Agreement and the other Loan Documents. All requests for Loans shall be irrevocable and binding upon Borrower if made by any of the Persons set forth on Exhibit G attached hereto or any other Person authorized in writing by Borrower to do so.

         2.2 Reduction of the Committed Amount. Borrower shall have the right, upon at least fifteen (15) days written notice given to Lender in the manner set forth in Section 15.3 below, and upon payment of the prepayment fee set forth in
Section 2.13 below, to reduce the Committed Amount effective upon the beginning of the following Interest Period. Any such reduction of the Committed Amount shall be in the amount of One Million and No/100 Dollars ($1,000,000.00) or any integral multiple thereof and shall be effective for all times during the term of this Agreement. In the event that Borrower elects to reduce the Committed Amount during the term of this Agreement, the Committed Amount shall not thereafter be increased without Lender's prior written consent, which consent may be withheld in Lender's sole discretion.

         2.3 Interest Rate. Subject to the provisions of Sections 2.8 and 12.3 below, Borrower shall pay to Bank interest on the principal amount of the Loans outstanding at a rate per annum equal to one of the following three rates:

              (i) the Prime Rate minus twenty-five Basis Points;

             (ii) CD Contract Rate; or

            (iii) LIBOR Contract Rate.

         2.4 Selection of Interest Rate. Borrower may select the interest rate which will apply for a particular Interest Period by notice to Lender before one o'clock p.m., Charlotte, North Carolina time, on the second Business Day prior to the first day of the Interest Period if the LIBOR Base Rate is selected, and otherwise before one o'clock p.m., Charlotte, North Carolina Time, on the last Business Day prior to the first day of the Interest Period. For any Interest Period in which the Prime Rate applies, changes in the rate of interest payable by Borrower due to a change in the Prime Rate shall take effect on the same day on which the Prime Rate changes. For any Interest Period in which the CD Contract Rate or the LIBOR Contract Rate applies, such interest rate will remain constant throughout the Interest Period and will not fluctuate. If Borrower fails to notify Lender of its selection of interest rate by the deadlines set forth in this Section 2.4.2, Borrower will be deemed to have selected the Prime Rate option for the applicable Interest Period.

         2.5  Unused Commitment Fee.  During the term of this
Agreement, Borrower agrees to pay to Lender each Quarter a per annum unused commitment fee equal to the product of: (a) the Unused Commitment Margin times
(b) the difference between the Committed Amount during the prior Quarter and the average daily balance of the Loans outstanding during such Quarter.
Such per annum unused commitment fee shall be calculated on the basis of a three hundred sixty (360) day year consisting of four (4) ninety (90) day quarters for the actual number of days elapsed and shall be payable quarterly in arrears on the first day of each Quarter commencing on July 1, 1995.

         2.6 Calculation of Interest. Interest will be calculated on a daily basis and computed on the basis of actual days elapsed over a year of 360 days.

         2.7 Late Charges. Borrower shall be obligated under the Note to pay Lender a late charge equal to four percent (4%) of the amount of any installment of principal or interest, or both, received by Lender more than fifteen (15) days after the due date thereof.

         2.8 Maximum Lawful Rate of Interest. In no contingency or event whatsoever shall the interest rate charged pursuant to the terms of this Agreement or the Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Lender has received interest herein in excess of the highest applicable rate, such ex-cess interest shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess interest is greater than any unpaid principal balance, Lender shall promptly refund such excess interest to Borrower.

         2.9 All Advances to Constitute One Loan. All Loans by Lender to Borrower under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower and shall be secured by Lender's security interest in all of the Collateral and the Realty granted hereunder or under the other Loan Documents, and by all other security interests, liens, claims and encumbrances heretofore, now, or at any time or times hereafter granted by Borrower to Lender.

         2.10 Loan Purposes. Borrower shall use the proceeds of the initial Loan hereunder to pay and satisfy the Indebtedness of Borrower owed to Lender under the Existing Loan Agreement and Borrower shall use the proceeds of all subsequent Loans for legal and proper corporate purposes (duly authorized by Borrower's Board of Directors) which are consistent with all applicable laws and statutes.

         2.11 Additional Costs. If at any time a change in any law, regulation or reserve requirement applicable to this Agreement or interpretation or administration of the same by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any reversal by such entities of an interpretation by the Lender as to compliance with such law or regulation, shall impose, increase or modify any reserve, and the result of any of the foregoing is to increase the cost to the Lender of maintaining the Loans by an amount deemed by the Lender in its sole discretion to be material, then within fifteen (15) days after demand by the Lender, the Borrower agrees to pay to the Lender such additional amount or amounts as will compensate the Lender for such increased costs.

         2.12 Unavailability. With respect to any Interest Period for which Lender is in the process of determining a CD Contract Rate or a LIBOR Contract Rate, or if such CD Contract Rate or LIBOR Contract Rate is currently in effect, and the Lender in its sole opinion determines that funds are not available to it in the applicable markets, then in that event: (a) the Lender's obligation to make, maintain or convert Loans at or into a CD Contract Rate or LIBOR Contract Rate shall be suspended until such time as the Lender shall have concluded that the circumstances giving rise to such a suspension no longer exists; and (b) the Lender, upon a determination of unavailability of funds as set out above, shall, until notice to the Borrower that the circumstances giving rise to the suspension of the CD Contract

Rate or LIBOR Contract Rate interest rates no longer exist, charge a rate of interest and the Borrower agrees to pay a rate of interest based on the Prime Rate.

         2.13 Prepayment Fees. If Borrower shall reduce the Committed Amount pursuant to Section 2.2 of this Agreement or if this Agreement shall be terminated early pursuant to Section 11.2 or 11.3, then Borrower shall pay to Lender a prepayment fee equal to (a) one quarter of one percent (1/4%) times (b) the amount of (i) such reduction of the Committed Amount, or (ii) the Committed Amount, at the time of early termination; provided, however, Borrower shall not be required to pay a prepayment fee at such time as Borrower reduces the Committed Amount pursuant to Section 2.2 or terminates the Agreement early pursuant to Section 11.2 if, at such time, Borrower has raised funds through sale of Borrower's common stock or preferred stock (excluding any form of debenture, bond or other debt instrument) in a public or private stock offering sufficient to reduce the Committed Amount or repay the Loans in full as applicable.

         SECTION 3.  PAYMENTS.

         3.1 Payments. All Obligations of Borrower to Lender shall be payable at Lender's address set forth in Section 15.3 below or at such other place or places as Lender may designate from time to time. That portion of the Obligations consisting of:

                  (a) Principal, shall be payable by Borrower to Lender immediately upon the earlier of (i) the termination of this Agreement by Borrower or Lender pursuant to Sections 11.2 or 11.3 hereof, (ii) to the extent of any collections with respect to any proceeds of any of the Collateral or the Realty, the receipt of said collections, (iii) any time that the amount of the Loans outstanding exceeds the Available Amount, the amount of such excess, or
(iv) the last day of the term of this Agreement (May 30, 2000 unless such date is extended);

                  (b) Interest, payable on the Loans pursuant to this Agreement or any of the other Loan Documents, shall be payable quarterly on each January 1, April 1, July 1 and October 1;

                  (c) Reasonable costs, fees and expenses payable pursuant to this Agreement or the other Loan Documents shall be payable by Borrower to Lender or to such other Person designated by Lender in writing on demand; and

                  (d) The balance of the Obligations, if any, shall be payable by Borrower to Lender as and when provided in this Agreement or the other Loan Documents, whichever is earlier.

         With respect to any sums due and payable by Borrower to Lender pursuant to subsection (b) above, Borrower authorizes and directs Lender, at its option, to cause such sums to be paid on their respective due dates by charging such payment as a Loan under this Agreement on Borrower's behalf as of such date. With respect to any sums due and payable by Borrower to Lender pursuant to subsection (c) and subsection (d) above, Borrower authorizes and directs Lender, at its option, after notice to Borrower, to cause such sums to be paid on their respective due dates by charging such payment as a Loan under this Agreement on Borrower's behalf as of such date.

         3.2 Receipt of Payments. In the event Borrower (or any of its Affiliates, Subsidiaries, stockholders, directors, officers, employees or agents) shall receive any monies, checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral or the Realty, Borrower agrees with Lender that the deposit and application of all such items of payment shall be governed by the Master Agreement between Borrower and Lender dated September 27, 1993, as amended or modified from time to time (the "Cash Management Agreement"). In the event that Borrower receives any such items of payment, Borrower shall hold the same in trust for Lender and as the property of Lender pursuant to the terms hereof, separate from the funds of Borrower. If required by Lender in its sole discretion, Borrower shall forward the same to a lockbox maintained by Lender pursuant to the Cash Management Agreement.

         3.3 Collections; Lender's Right to Notify Account Debtors and to Endorse Borrower's Name. Borrower hereby authorizes Lender, at any time or times after the occurrence and during the continuance of an Event of Default, to (a) open Borrower's mail and collect any and all amounts due to Borrower from Account Debtors; (b) notify any or all Account Debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein; and (c) direct such Account Debtors to make all payments due from them to Borrower upon the Accounts directly to Lender. Lender shall promptly furnish Borrower with a copy of any such notice sent and Borrower hereby agrees that any such notice, in Lender's sole discretion, may be sent on Borrower's stationery, in which event Borrower shall co-sign such notice with Lender. Borrower irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney (and agent-in-fact) to endorse Borrower's name on any checks, notes, drafts or any other payment relating to and/or proceeds of the Collateral or the Realty which come into Lender's possession or Lender's control.

         3.4 Application of Payments and Collections. Subject to the provisions of Section 3.1 hereof and any other provisions herein expressly directing the application of payments and collections, Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and to reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender, in its sole discretion, may determine, notwithstanding any entry by Lender upon any of its books and records. Notwithstanding the foregoing, if no Default or Event of Default has occurred and is continuing, all collections with respect to the proceeds of Accounts received by Lender when there are no outstanding Loans in excess of the minimum loan balance reasonably established by Lender shall be remitted by Lender to Borrower.

         3.5 Statement of Account. Lender shall provide Borrower with a statement of account on a monthly basis and each statement of account which is delivered by Lender to Borrower and which relates to the Obligations shall be deemed correct and conclusively binding upon Borrower and Lender, unless thereafter waived in writing by Lender or unless, within ninety (90) days after Borrower's receipt of such statement, Borrower delivers to Lender, in the manner set forth in Section 15.3 below, written objection thereto specifying the error or errors, if any, contained in any such statements.

         SECTION 4.  SECURITY FOR THE OBLIGATIONS.

         4.1 Security Interest in the Collateral. To secure the prompt payment and performance of all of the Obligations, Borrower hereby pledges and assigns to Lender and grants to Lender a continuing general security interest in and to the following assets, property and interests in property of Borrower, whether now owned or existing or at any time hereafter acquired, arising or created, wherever located:

                  (a)  The Equipment;

                  (b)  The Accounts;

                  (c)  The Inventory;

                  (d)  The General Intangibles; and

                  (e) Proceeds and products of any and all of the fore-going, including insurance proceeds thereof.

         Such security interests shall give Lender a continuing lien in, on and to all of the Collateral, and the proceeds and products thereof and thereto, and any replacements, additions, accessions or substitutions thereof, including without limitation, the proceeds of insurance covering the Collateral.

         4.2 Security Interest in the Realty. In addition to the Collateral, the Obligations shall be secured by the Deeds of Trust, conveying a first priority security interest and lien in the Realty, subject only to the Permitted Liens applicable thereto.

         4.3 Disclosure of Security Interest. Borrower shall make appropriate entries upon its financial statements and its books and records disclosing Lender's security interest in the Collateral and the Realty.

         4.4 Supplemental Documentation. At Lender's request, Borrower shall execute and/or deliver to Lender, at any time or times hereafter, all Supplemental Documentation that Lender may reasonably request, in form and substance acceptable to Lender, and pay all charges, expenses and fees Lender may reasonably incur in filing any of the Supplemental Documentation, and all taxes relating thereto. Borrower hereby irrevocably makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as Borrower's true and lawful attorney (and agent-in-fact) to sign the name of Borrower on any of the Supplemental Documentation which Borrower fails to execute and deliver to Lender within ten (10) days of written request therefor and to deliver any of the Supplemental Documentation to such Persons as Lender, in its sole discretion, may elect. Borrower ratifies and approves all acts of such attorney other than actions that increase the amount of the outstanding Loans or the Obligations owing by Borrower to Lender and agrees that such power is irrevocable so long as any Obligations of Borrower are outstanding. Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or a financing statement is sufficient as a financing statement and may be filed by Lender in any filing office.

         4.5 Inspection. Lender (by any of its officers, employees and agents) shall have the right, at any time or times during Borrower's usual business hours, to inspect the Collateral, all records related thereto (and to make extracts from such records), and the premises upon which any of the Collateral is located, to discuss Borrower's affairs and finances with any director, officer, employee or agent of Borrower and to verify the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral with any Person having knowledge thereof. Lender may, at any time upon and after the occurrence of an Event of Default and during the continuance thereof, employ and maintain in Borrower's premises custodians selected by Lender who shall have full authority to do all acts necessary to protect Lender's interest. All expenses incurred by Lender by reason of the employment of such custodians shall be paid by Borrower, added to the Obligations and secured by the Collateral.

         4.6 Cross-Collateralization. The Collateral, the Realty and all other collateral which Lender may at any time acquire from any other source in connection with the Obligations of Borrower to Lender shall constitute cross-collateral for all Obligations of Borrower without apportionment or designation as to particular Obligations, and all Obligations, howsoever and whensoever incurred, shall be secured by all of the Collateral and the Realty, howsoever and whensoever acquired, and Lender shall have the right, in its sole discretion, to determine the order in which Lender's rights in or remedies against the Collateral or the Realty are to be exercised and which types of the Collateral and the Realty or which portions of the Collateral or the Realty are to be proceeded against and the order of application of proceeds of the Collateral and the Realty as against particular Obligations of Borrower.

         SECTION 5.  CLOSING; CONDITIONS PRECEDENT.

         5.1 Conditions Precedent to Closing. The closing hereunder shall be held on the date of this Agreement ("Closing Date") at the offices of Tuggle Duggins & Meschan, P.A., Lender's counsel, in Greensboro, North Carolina or at such other place as Borrower and Lender may select. Notwithstanding any other provision of this Agreement or the other Loan Documents, and without limiting in any manner the rights of Lender under the other sections of this Agreement, it is understood and agreed that Lender shall have no obligation to make the Loans on or after the Closing Date under this Agreement unless and until the following conditions have been and continue to be satisfied:

                  (a) Documentation. Lender shall have received the following documents, each to be in form and substance satisfac-tory to Lender and it counsel;

                  (i) Certified copies or certificates of Borrower's casualty insurance policies, together with loss payable endorsements on Lender's standard form of loss payee endorsement naming Lender as loss payee, and certified copies or certificates of Borrower's liability insurance policies, together with endorsements naming Lender as an additional insured thereunder, as required to be maintained by Borrower pursuant to Section 7.7 hereof;

                  (ii) Copies of all filing receipts or acknowledgements issued by any governmental authority to evidence any filing or recordation necessary to perfect the security interests of Lender in the Collateral and evidence in a form acceptable to Lender that such security interests constitute valid and first priority perfected security interests, subject only to Permitted Liens;

                  (iii) Certificate of the Secretary or an Assistant Secretary of Borrower certifying (a) that attached thereto is a true and complete copy of the Bylaws of Borrower as in effect on the date of such certification, (b) that attached thereto is a true and complete copy of Resolutions adopted by the Board of Directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby and (c) as to the incumbency and genuineness of the signature of each officer of Borrower executing this Agreement or any of the other Loan Documents;

                  (iv) Copies of the Articles of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State of North Carolina;

                  (v) Good standing certificates for Borrower issued by the Secretary of State or other appropriate official of the States of North Carolina and Virginia and of each other jurisdiction where the conduct of Borrower's business activities or the ownership of its properties necessitates qualification;

                  (vi) A certificate signed by an officer of Borrower, dated as of the Closing Date, stating that: (a) the representations and warranties set forth in Section 6 hereof are true and correct on and as of such date, (b) Borrower is on such date in compliance with all of the terms and provisions set forth in this Agreement and the other Loan Documents, and (c) on such date no Default or Event of Default has oc-curred and is continuing;

                  (vii) The acceptable written opinion of counsel to Borrower as to such matters as Lender and its counsel may require;

                  (viii) The duly executed Note;

                  (ix) The duly executed Deeds of Trust;

                  (x) Agreements duly executed by each warehouseman, bailee or other Person in possession of the Collateral, waiving each of their respective liens and claims in the Collateral;

                  (xi) Landlord agreements satisfactory to Lender with respect to all premises leased by Borrower at which Collateral is located;

                  (xii) Policies of title insurance (including revolving credit and zoning endorsements) in standard ALTA form, in such amounts as required by Lender, issued by a title insurance company selected by Borrower and acceptable to Lender insuring that the Deeds of Trust constitute valid, enforceable first priority liens on the Realty, free and clear from all title defects and encumbrances whatsoever except for and subject to Permitted Liens applicable thereto and other exceptions as shall be acceptable to Bank in its sole discretion, and receipt of satisfactory evidence of the payment of all premiums thereon;

                  (xiii) Such UCC financing statements, in addition to existing filed UCC financing statements, as Lender may request; and

                  (xiv) Such other documents, opinions, certificates and agreements as Lender shall reasonably request in connection with the transactions contemplated by this Agreement or with any of the foregoing matters; and

                  (b) Pending Action, Etc. No action, proceeding, in-vestigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby, or which, in Lender's sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement.

                  (c) Payment at Closing. There shall have been paid to the respective parties thereto the amounts specified in Section 14 to the extent any such amounts are or have been billed to Lender at or prior to the Closing Date, and in addition Borrower shall have paid to Lender a non-refundable facility fee of $50,000.00.

                  (d) Governmental Approval. All necessary approvals, authorizations and consents, if any be required, of all governmental bodies (including courts) having jurisdiction with respect to the Collateral, the Realty and the transactions contemplated by this Agreement, shall have been obtained.

                  (e) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the closing of the transactions contemplated by this Agreement shall be satisfactory in form and substance to Lender and its special counsel, and Lender shall have received copies of all other instruments and other evidence as Lender may reasonably request with respect to the transactions contemplated by this Agreement and the taking of all actions in connection herewith.

         5.2 Conditions Precedent to All Loans. Notwithstanding any other provisions of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Lender under the other sections of this Agreement, it is understood and agreed that Lender shall have no obligation under Section 2 of this Agreement to make any Loans, unless and until, in addition to each of the conditions set forth in Sections 5.1 hereof, the following conditions have been and continue to be satisfied:

                  (a) No Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations or business of Borrower, or any event, condition or state of facts which would be expected materially and adversely to affect the financial condition, results of operations, business or prospects of Borrower, as determined by Lender in its reasonable discretion.

                  (b) Delivery of Documents. Lender shall have received copies of all documents required to be delivered to Lender pursuant to the terms of this Agreement and the other Loan Documents and all other reports and information required to be delivered to Lender hereunder.

                  (c) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall continue to be true and correct in all material respects on and as of such date as though made on and as of such date.

                  (d) No Default or Event of Default. No Default or Event of Default, nor any event or condition which with the making of any Loan would constitute a Default or an Event of Default, shall have occurred and be continuing.

                  (e) Performance of Agreement. All covenants and agreements on the part of Borrower to be performed hereunder shall have been performed, and, unless otherwise expressly agreed in writing by Lender, any conditions precedent set forth herein shall have been fulfilled.

         5.3 Waiver of Conditions Precedent. If Lender makes any Loan hereunder prior to the fulfillment of any of the conditions precedent set forth in Sections 5.1 and 5.2 hereof, the making of such Loan shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and Borrower shall thereafter use its best efforts to fulfill each such condition promptly.

         SECTION 6.  REPRESENTATIONS AND WARRANTIES.

         In order to induce Lender to enter into this Agreement and to make the Loans, Borrower makes the following warranties and representations to Lender:

         6.1 Corporate Organization and Power. Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina; (b) is qualified to do business and is in good standing in Virginia and in every other jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified; (c) has the power to own and give a lien on and security interest in the Collateral and the Realty and to engage in the transactions contemplated hereby; and (d) has the full power, authority and legal right to execute and deliver this Agreement and the other Loan Documents and to perform and observe the terms and provisions thereof. Except as set forth in Exhibit C attached hereto, Borrower has not, during the preceding five (5) years, been known as or used any other corporate, fictitious or trade names.

         6.2 Litigation; Government Regulation. Except as set forth on Exhibit D attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower at law or in equity before any court or administrative officer or agency which might result in a material adverse change in the business or financial condition of Borrower or impair Borrower's ability to perform its obligations under the Loan Documents. To the best of its knowledge, Borrower is not in violation of, or in default under, any applicable statute, rule, order, decree, writ, injunction or regulation of any governmental body (including any court) where such violation would have a materially adverse effect upon the Collateral, the Realty or Borrower's business, property, assets, operations or condition, financial or otherwise.

         6.3 Taxes. Borrower is not delinquent in the payment of any taxes which have been levied or assessed by any governmental authority against it or its assets. Borrower has timely filed all tax returns which are required by law to be filed, and has paid all taxes shown on said returns and all other assessments or fees levied upon Borrower or upon its properties to the extent that such taxes, assessments or fees have become due. To the knowledge of Borrower, no material controversy in respect of income taxes is pending or threatened.

         6.4 Enforceability of Loan Documents; Compliance With Other Instruments. The Loan Documents are the legal, valid and binding obligations of Borrower, and are enforceable against Borrower in accordance with their respective terms except as stated in the written opinion of Borrower's counsel delivered pursuant to Section 5.1(a) hereof. Borrower is not subject to any corporate or other restriction or to any order, rule, regulation, writ, injunction or decree of any court or governmental authority or to any statute (other than those statutes of general application which may affect Borrower's operations in the ordinary course of its business) which materially and adversely affects its business, property, assets or financial condition. Borrower is not a party to any labor dispute, there are no strikes or walkouts relating to any labor contracts and no labor contract is scheduled to expire during the term of this Agreement. Borrower is not in default with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which Borrower is a party or by which it is bound. Neither the execution, delivery or performance of the Loan Documents, nor compliance therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) the Articles of Incorporation or Bylaws of Borrower, (ii) any law, order, writ, injunction or decree of any court or governmental authority, or (iii) any agreement or instrument to which Borrower is a party or by which Borrower, the Realty or the Collateral is bound or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon its properties pursuant to any such agreement or instrument, except the liens and security interests created by the Loan Documents and Permitted Liens.

         6.5 Governmental Authorization. No authorization, consent or approval of any governmental authority is required for the execution, delivery and performance of the Loan Documents or the consummation of the transactions contemplated thereby. To the best of its knowledge, Borrower has, and is in good standing with respect to, all governmental approvals, permits, certificates, inspections, consents and franchises necessary to continue to conduct its business as heretofore conducted and to own or lease and operate its properties as now owned or leased by it. None of such approvals, permits, certificates, consents, or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as Borrower.

         6.6 Event of Default. No event has occurred and is continuing which constitutes an Event of Default or would constitute a Default.

         6.7 Margin Securities. None of the transactions contemplated by this Agreement (including, without limitation thereof, the use of the proceeds of the Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto. Borrower does not own or intend to carry or purchase directly or indirectly any margin securities. None of the proceeds of the Loans will be used to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any "margin security" within the meaning of the Securities Exchange Act of 1934, as amended.

         6.8 Full Disclosure. To the best of Borrower's knowledge, none of the Loan Documents, nor any statements furnished by or on behalf of Borrower to Lender in connection with the Loan Documents, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. To the best of Borrower's knowledge, there is no fact which Borrower has not disclosed to Lender in writing which materially affects adversely or, to the best of Borrower's knowledge, will materially affect adversely the Collateral, the Realty, other assets, business, profits or conditions (financial or otherwise) of Borrower or the ability of Borrower to perform its Obligations.

         6.9 Principal Place of Business. Borrower's chief executive office and principal place of business, and the place where Borrower maintains all records relating to its Accounts, is at the address set forth on page one of this Agreement.

         6.10 ERISA. No fact, including but not limited to, any Reportable Event (as defined in section 4043 of ERISA) exists in connection with any employee benefit plan or other plan for Borrower's employees which is covered by ERISA, which might constitute grounds for the termination of any such plan by the Pension Benefit Guaranty Corporation or for the appointment by the ap-propriate United States district court of a trustee to administer any such plan.

         6.11 Financials. The Financials delivered to Lender have been prepared in accordance with Generally Accepted Accounting Principles, contain no misstatement or omission, and fairly present the financial position, assets and liabilities of Borrower as of the respective dates thereof and the results of operations of Borrower for the respective periods then ended. Except for the transactions contemplated by this Agreement, since the date of the last of the Financials, there has been no material adverse change in the assets, liabilities or financial position of Borrower or in the results of Borrower's operations, and Borrower has not incurred any obligation or liability which would materially and adversely affect its financial condition, business operations, the Collateral or the Realty.

         6.12 Title to Assets. Borrower has good, indefeasible and merchantable title to and ownership of the Collateral, the Realty and all of its other assets, including without limitation, the assets reflected in the Financials, free and clear of all liens, claims, security interests and encumbrances except those in favor of Lender and Permitted Liens.

         6.13      Solvency.  Borrower is Solvent.

         6.14 Use of Proceeds. Borrower's use of the proceeds of any Loans made by Lender to Borrower pursuant to this Agreement are, and continue to be, legal and proper corporate uses (duly authorized by Borrower's Board of Directors, if such authorization is required) and such uses are and will be consistent with all applicable laws and statutes, as in effect from time to time.

         6.15 Assets for Conduct of Business. Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks and tradenames to conduct its business as heretofore conducted and all such licenses, patents, patent applications, copyrights, trademarks and trade names are listed on Exhibit E attached hereto and made a part hereof.

         6.16 Trade Relations. To the best of Borrower's knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Borrower or any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially adversely affect Borrower or prevent Borrower from conducting such business after the consummation of the transaction contemplated by this Agreement in substantially the same manner in which it has heretofore been con-ducted.

         6.17 Compliance With Laws. Borrower has duly complied with, and the Collateral, the Realty and its business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to Borrower, the Collateral, the Realty or the conduct of Borrower's business, including, without limita-tion, all Environmental Laws, and there have been no citations, notices or orders of noncompliance issued to Borrower under any such law, rule or regulation.

         SECTION 7.  AFFIRMATIVE COVENANTS.

         Until payment in full of all Obligations of Borrower to Lender, Borrower covenants and agrees that, unless Lender consents in writing:

         7.1 Repayment of Obligations. Borrower will repay the Obligations according to the terms of this Agreement and the other Loan Documents.

         7.2 Performance Under Loan Documents. Borrower will perform all Obligations required to be performed by it under the terms of this Agreement and the other Loan Documents and any other agreements now or hereafter existing or entered into between Borrower and Lender.

         7.3  Financial and Business Information as to Borrower.
Borrower shall deliver to Lender:

                  (a) Within thirty (30) days after the end of each Quarter, beginning with the current Quarter ending, a balance sheet of Borrower as of the close of such Quarter, a statement of cash flows for the Quarter, and statements of income and retained earnings for that portion of the fiscal year to date then ended, prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with that of the preceding period or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the treasurer of Borrower or his designee;

                  (b) Within ninety (90) days after the close of each fiscal year of Borrower: (i) a balance sheet of Borrower as of the close of such fiscal year and statements of income and retained earnings and cash flows for the fiscal year then ended, prepared in accordance with Generally Accepted Accounting Principles, applied on a basis consistent with the preceding year or containing disclosure of the effect on financial position or results of operation of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon, containing an unqualified opinion, without scope limitations imposed by Borrower, from a firm of independent certified public accountants selected by Borrower and acceptable to Lender;

                  (c) Concurrently with the delivery of the financial statements described in subsection (b) above, a certificate from the independent certified public accountants that in making their examination of the financial statements of Borrower, they obtained no knowledge of the occurrence or existence of any condition or event which constitutes or would constitute, upon the giving of notice or lapse of time or both, any Event of Default, or a statement specifying the nature and period of existence of any such condition or event disclosed by their examination;

                  (d) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a certificate from the treasurer of Borrower certifying to Lender that to the best of his knowledge, Borrower has kept, observed, performed and fulfilled each and every covenant, obligation and agreement binding upon Borrower contained in this Agreement or the other Loan Documents, and that no Default or Event of Default has occurred or specifying any such Default or Event of Default, together with a financial covenant compliance worksheet, in form satisfactory to Lender, reflecting the computation of the financial covenants set forth in Section 8 as of the end of the period covered by such financial statements;

                  (e) As soon as possible, but not later than the twentieth
(20th) day of each month, a monthly borrowing base and loan report accompanied by a certificate in the form attached hereto as Exhibit H, which shall be signed by the treasurer of Borrower, which shall include as of the last day of the preceding month: (i) an aged trial balance of all then existing Accounts, specifying the names, face value and due dates of each Account Debtor obligated on an Account listed therein, (ii) a Schedule of Inventory owned by Borrower and valued at the lower of cost or market with cost calculated on a first-in, first-out basis, (iii) the outstanding principal balance of the Loans and (iv) such other information about the Accounts or the Inventory as Lender may reasonably request;

                  (f) As soon as possible, but not later than the thirtieth
(30th) day after the end of a Quarter, a quarterly report, which shall include, as of the last day of such Quarter: (i) an aged trial balance of all then existing Indebtedness of Borrower, specifying the names, amounts, and payment due dates of each Indebtedness listed therein and (ii) such other information about the Indebtedness as Lender may reasonably request;

                  (g) Immediately upon issuance, each report, notice, proxy statement, or financial statement which Borrower shall from time to time render to its stockholders and each financial report or notice which Borrower shall file with any governmental agency or authority;

                  (h) As soon as possible, but not later than December 1 of each year, a budget of Borrower's Capital Expenditures for Borrower's next fiscal year; and

                  (i) Upon Lender's written request, such other information about the Collateral, the Realty, or the financial condition and operations of Borrower as Lender may from time to time reasonably request.

         7.4 Notice of Certain Events. Borrower shall promptly, but in no event later than three (3) Business Days after obtaining knowledge thereof, give written notice to Lender of: (a) any material litigation or proceeding brought against Borrower, whether or not the claim is considered by Borrower to be covered by insurance, and Borrower shall, if requested by Lender, set up such reserves for claims not covered by insurance or claims not within the coverage limits of any such insurance as Lender reasonably determines as are necessary to protect Borrower against loss; (b) any written notice of a violation received by Borrower from any governmental regulatory body or law enforcement authority which, if such violation were established, might have a materially adverse effect on the business of Borrower or the value of the Collateral or the Realty;
(c) any labor controversy which has resulted in a strike or other work action materially affecting Borrower; (d) any attachment, judgment, lien, levy or order which may be placed on or assessed against or threatened against Borrower, the Collateral or the Realty; (e) any Event of Default or any event which, after notice or lapse of time or both, would become an Event of Default; (f) any material delay in Borrower's performance of any of its obligations to any Account Debtor; (g) any material adverse information relating to any Account Debtor; and (h) any other matter which has resulted in a material adverse change in the financial condition or operations of Borrower.

         7.5 Corporate Existence and Maintenance of Properties. Borrower shall maintain and preserve its corporate existence and all rights, privileges and franchises now enjoyed; and Borrower shall conduct its business in an orderly, efficient and customary manner, keep its properties in good working order and condition, and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties is obsolete or is being replaced) so that the efficiency of such property shall be fully maintained and preserved. Borrower shall file or cause to be filed in a timely manner all reports, applications and licenses which shall be required by any governmental authority and which, if not timely filed, would have a material adverse effect on Borrower, the Collateral or the Realty.

         7.6 Payment of Indebtedness; Performance of Other Obligations. Borrower shall pay all Indebtedness for borrowed money at maturity, all taxes, assessments and other governmental charges which may be levied or assessed upon Borrower, the Realty or the Collateral when due and all other obligations in accordance with customary trade practices, and comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral, the Realty or any part thereof or to the operation of Borrower's business;

provided, however, that Borrower may in good faith by appropriate proceedings in good faith and with due diligence contest any such taxes, assessments, governmental charges, acts, rules, regulations, orders and directions that do not in Lender's judgment materially adversely affect the value of the Collateral, the Realty or the priority of Lender's lien in the Collateral or the Realty, and if requested by Lender, shall establish reserves reasonably satisfactory to Lender. Borrower shall also observe and remain in compliance with all laws, ordinances, governmental rules and regulations to which it is subject and obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or the conduct of its business, and all covenants and conditions of all agreements and instruments to which Borrower is a party, which failure to comply or failure to obtain would materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of Borrower.

         7.7 Maintenance of Insurance. Borrower shall maintain and pay for insurance upon all Collateral and Realty, wherever located, covering casualty, hazard, public liability and such other risks and in such amounts and with such insurance companies as shall be reasonably satisfactory to Lender, and deliver such certificates of insurance to Lender with satisfactory Lender's Loss Payable Endorsements naming Lender as loss payee thereunder. Borrower also agrees to maintain and pay for insurance in such amount, with such companies and in such form as shall be satisfactory to Lender insuring Borrower against any claims, suits, loss or damages suffered by any Person on any property owned or leased by Borrower, and against such other casualties and contingencies as is customary in the business in which Borrower is engaged, and deliver such certificates of insurance to Lender with satisfactory endorsements naming Lender as additional insured thereunder. Each policy of insurance shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender before any cancellation of the policies for any reason whatsoever and a clause that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the property nor by the occupation of the premises wherein such property is located for purposes more hazardous than are permitted by said policy. Borrower hereby directs all insurers under such policies of insurance on the Collateral and Realty to pay all proceeds payable thereunder directly to Lender. After deducting from such proceeds any expenses incurred by Lender in the collection or handling of such funds, the net proceeds received by Lender shall be applied as follows:

                  (a) If a Default or Event of Default shall have occurred and is continuing, the entire net proceeds of any insurance claim received by Lender shall, at Lender's option, be applied to the Obligations in such order and against such particular Obligations as Lender, in its sole discretion, may determine; or

                  (b) If no Default or Event of Default shall have occurred and be continuing, then the net proceeds of any claim of less than $100,000.00 shall be released to Borrower to be used solely by Borrower for repairing, replacing or restoring the damaged Collateral or Realty to the equivalent of its original condition, and the net proceeds of any claim of more than $100,000.00 shall be held by Lender in an interest bearing account for Borrower's benefit (subject to the lien and security interest of Lender therein as security for the Obligations) and, for so long as no Default or Event of Default shall occur, advanced to Borrower from time to time, but not more often than monthly, against such requisition or other evidence of repair, replacement or restoration of the damaged Collateral or Realty as Lender may reasonably require. Upon the occurrence of a Default or Event of Default, all monies held by Lender in such interest bearing account shall, at Lender's option, be applied to the Obligations in such order and against such particular Obligations as Lender, in its sole discretion, may determine.

         Borrower hereby irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance; provided, however, so long as no Default or Event of Default shall have occurred and be continuing, Lender shall consult with Borrower before making any determinations and decisions with respect to such policies of insurance. If Borrower fails to obtain and maintain any of the policies of insurance or to pay any premium in whole or in part, then Lender may, at Borrower's expense, without waiving or releasing any obligation or default by Borrower hereunder, procure the same, but shall not be required to do so. All sums so disbursed by Lender, including reasonable attorney's fees, court costs, expenses and other charges related thereto, shall be payable on demand by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral. Borrower shall deliver to Lender, promptly as rendered, true copies of all monthly reports made in any reporting forms to insurance companies. Not less than thirty (30) days prior to the expiration date of the insurance policies required to be maintained by Borrower hereunder, Borrower shall deliver to Lender one or more certificates of insurance evidencing renewal of the insurance coverage required hereunder plus such other evidence of payment of premiums therefor as Lender may request.

         7.8 Maintenance of Books and Records; Inspection. Borrower shall maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles and in compliance with the regulations of any governmental regulatory body having jurisdiction over it; and permit employees or agents of Lender at any reasonable time to inspect Borrower's properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda of them. Borrower shall permit any representative of Lender to visit and inspect any of the properties of Borrower, to examine all books of accounts, records, reports and other papers, to make copies and extracts therefrom, and to discuss the affairs, finances and accounts of Borrower with its officers, employees and independent public accountants (and by this provision Borrower authorizes said accountants to discuss the finances and affairs of Borrower), all at such rea-sonable times and as often as may be reasonably requested.

         7.9 Comply with ERISA. Borrower shall at all times make prompt payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any employee benefit plan; promptly after the filing thereof, furnish to Lender copies of any annual report required to be filed under ERISA in connection with each employee benefit plan; not withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any employee benefit plan that could result in liability to the Pension Benefit Guaranty Corporation; notify Lender as soon as practicable of any Reportable Event and of any additional act or condition arising in connection with any employee benefit plan which Borrower believes might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such plan; and furnish to Lender upon Lender's request, such additional information about any employee benefit plan as may be reasonably requested.

         7.10 Maintenance of Cash Management Agreement. Borrower shall maintain in full force and effect the Cash Management Agreement with Lender and perform and comply with all provisions under such Cash Management Agreement.

         7.11 Primary Accounts. Borrower shall maintain its primary depository accounts and its cash management accounts with Lender.

         SECTION 8.  NEGATIVE COVENANTS.

         Until payment in full of all Obligations of Borrower to Lender, Borrower covenants and agrees that, unless Lender consents in writing, Borrower will not:

         8.1 Merger and Dissolution. Liquidate or dissolve, or enter into any consolidation, merger, syndicate or other combination or sell, lease or dispose of its business or assets as a whole or in such part, as in the opinion of Lender, constitutes a substantial portion of its business or assets.

         8.2 Acquisitions. Acquire the business or all or a substantial portion of the assets of any Person, whether by purchase of stock, assets or otherwise.

         8.3 Indebtedness and Capital Leases. Create, incur or suffer to exist any Indebtedness for money borrowed or the equivalent or enter into any Capital Leases except for: (a) the Obligations ; (b) Indebtedness secured by Permitted Liens; (c) Indebtedness to trade creditors incurred in Borrower's ordinary course of business; (d) Subordinated Debt existing on the Closing Date; and (e) unsecured Indebtedness which when added to the Indebtedness secured by Permitted Liens shall not exceed $1,000,000 in the aggregate at any time.

         8.4 Liens and Encumbrances. Create, assume or suffer to exist any deed of trust, mortgage, encumbrance or other lien (including a lien of attachment, judgment or execution which is not dismissed, discharged or bonded within thirty
(30) days) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, on or of any of its property, real or personal, whether now owned or hereafter acquired, except (i) for liens and security interests in favor of Lender and (ii) Permitted Liens.

         8.5 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of its assets or property except for (i) sales of Inventory in the ordinary course of business; (ii) dispositions of Equipment which, in the aggregate during any consecutive twelve (12) month period, have a fair market value of not more than $500,000.00, and (iii) replacements of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind and function having a value, as determined by Lender, of no less than the value of the Equipment disposed of, provided that the replacement Equipment shall be acquired prior to the date on which a disposition is to be made of the Equipment that is to be replaced, and the replacement Equipment shall be free and clear of liens and security interests, except for Permitted Liens.

         8.6 Transactions With Related Persons. Directly or indirectly, make any loan or advance, purchase, assume or guarantee any note to or from any of its officers, directors, stockholders or Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or Affiliates, or subcontract any operations to any Affiliate, except for travel or other reasonable expense advances to employees in the ordinary course of business; or, except as permitted by Section 8.8 below, enter into, or be a party to, any transaction with any Affiliate or stockholder of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Lender and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower.

         8.7 Restricted Investments. Make any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, whether by acquisition of stock, indebtedness or other obligation or security, or by loan, advance or capital contribution, or otherwise, except for (a) travel or other reasonable expense advances to employees in the ordinary course of business, (b) investments in readily marketable, direct obligations of the Government of the United States of America, maturing not more than one (1) year after the date of the purchase thereof, (c) investments representing stock or obligations issued to Borrower in settlement of claims against any other Person by reason of a composition or readjustment of debt or a reorganization of any debtor of Borrower, and (d) certificates of deposit, having terms of less than thirty (30) days, with a bank or trust company organized under the laws of the United States or any state thereof having combined capital, surplus and undivided profits of no less than $500,000,000.

         8.8 Restrictions on Dividends. Declare or pay any dividends (other than dividends payable solely in its own Stock) upon any of its Stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of its Stock, or make any distribution of cash, property or assets among the holders of shares of its Stock, or make any material change in its capital structure; provided, however, in any fiscal year Borrower may pay dividends on the Stock of Borrower and may purchase or redeem shares of its Stock if no Default or Event of Default exists and, if after giving effect to such dividend, purchase or redemption, no Default or Event of Default will exist.

         8.9 Capital Expenditures. Make any Capital Expenditure , if, after giving effect to such Capital Expenditure, the aggregate amount of all such Capital Expenditures made by Borrower during any fiscal year shall exceed the greater of: (i) two hundred percent (200%) of Borrower's depreciation expense for the preceding fiscal year or (ii) Borrower's budget for Capital Expenditures for such fiscal year as submitted to Lender pursuant to Section 7.3(h) of this Agreement and approved by Lender in its sole discretion.

         8.10 Tangible Net Worth. Permit Tangible Net Worth to be less than the following amounts at the following times:

         (i) $25,000,000 from the Closing Date through December 31,
1995;

         (ii) for all times after December 31, 1995 the greater of (a) $25,000,000 plus an annual increase of $2,000,000 effective each January 1 beginning January 1, 1996 or (b) Tangible Net Worth as of the immediately preceding December 31 less $4,000,000 but such amount shall not be less than any amount previously computed under this Section 8.10(ii)(b).

         8.11  Liabilities to Equity Ratio.  Permit the ratio of
Liabilities to Tangible Net Worth to be greater than the

following ratios at the following times:

         (i) 2.5 to 1 from January 1 through November 30 in any year; and

    (ii) 2.0 to 1 from December 1 through December 31 in any year.

         8.12  Fiscal Year.  Change its fiscal year.

         8.13 Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by Borrower of any asset which has been sold or transferred by Borrower to such Person.

         8.14 New Business. Engage in any business other than the business in which Borrower is currently engaged or a business reasonably related thereto or make any material change in any of its business objectives, purposes and operations which might in any way adversely affect the repayment of the Obligations; provided however, Borrower may open one retail store to sell merchandise manufactured by Borrower in addition to the outlet store currently operated by Borrower at the Martinsville Realty.

         8.15 Subsidiaries. Create any Subsidiary or transfer any assets to a Subsidiary.

         8.16 Guaranties. Guarantee or otherwise, in any way, be come liable with respect to the obligations or liabilities of any Person except (a) an Affiliate's obligations to Lender, and (b) by endorsement of instruments or items of payment for deposit to the general account of Borrower or for delivery to Lender on account of the Obligations.

         8.17 Transactions Affecting the Collateral or the Realty. Borrower shall not enter into any transaction which materially and adversely affects the Collateral, the Realty or Borrower's ability to repay any Indebtedness, and Borrower shall not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto, other than discounts and allowances in the ordinary course of business which shall be reflected in the Schedule of Accounts submitted to Lender pursuant to Section 9.3.

         8.18 Interest Coverage Ratio. Permit at any time the ratio of EBITDA for the previous four consecutive fiscal quarters of Borrower to Interest Expense payable during such four consecutive fiscal quarters to be less than 3.5 to 1.0.

   SECTION 9.               PROVISIONS WITH RESPECT TO THE COLLATERAL AND
THE REALTY.

         9.1 Perfection and Priority; Location of Collateral. Borrower warrants and represents that: (a) none of the Collateral or the Realty is subject to any lien, security interest or other encumbrance, other than those in favor of Lender and Permitted Liens; (b) the addresses specified on Exhibit A include and designate Borrower's chief executive office, principal place of business and other offices and places of business; and (c) the offices and/or locations where Borrower now or hereafter may keep the Collateral and books and records, including, without limitation, computer programs, printouts and other computer materials and records concerning the Collateral, are at the locations set forth on Exhibit A attached hereto and made a part hereof, and Borrower shall not remove such books and records and/or the Collateral therefrom, except for sales of Inventory or transfers of Inventory from one such location to another in the ordinary course of business, and shall not keep any of such books and records and/or the Collateral at any other offices or locations unless (i) Borrower gives Lender written notice of such removal and the new location of said books and records and/or the Collateral at least thirty (30) days prior thereto, (ii) the other office or location is within the continental United States of America,
(iii) Borrower prepares, executes and files appropriate financing statements with respect to the Collateral showing Borrower, as debtor, and Lender, as secured party, and after filing, conducts a search of all filings made against Borrower in all jurisdictions in which the Collateral to be removed or trans-ferred is to be located and delivers to Lender copies of the results of all searches, (iv) such searches confirm that Lender's security interest in the Collateral, including the Collateral to be removed or transferred to the new location, shall be first and prior on the Collateral, except for Permitted Liens, and (v) Borrower causes the lessor, bailee, warehouseman or similar Person of the Collateral to be removed or transferred to execute and deliver to Lender an agreement waiving in favor of Lender such person's liens and security interests in the Collateral and containing such other assurances as may be requested by Lender.

         9.2 Audit/Verification of Collateral. Any of Lender's officers, employees, or agents shall have the right, at any time or times hereafter, in Lender's name or in the name of Borrower, to verify the validity, amount, value, condition or any other matter relating to any Collateral or the Realty by mail, telephone, telegraph, field audit or otherwise. Unless waived by Lender in its discretion, field audits shall be performed by Lender or its agents in January and July of each year and may be performed at other intervals if Lender so requires.

         9.3 Assignments, Records and Schedules of Accounts. From time to time at intervals designated by Lender, Borrower shall provide Lender with Schedules of Accounts describing all Accounts created or acquired by Borrower and shall execute and deliver written assignments of such Accounts to Lender; provided, however, that Borrower's failure to execute and deliver such Schedules of Accounts or assignments shall not affect or limit

Lender's security interest or other rights in and to any Accounts. If requested by Lender, Borrower shall furnish Lender with copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to the Accounts so scheduled and such other matter and information relating to the status of then existing Accounts as Lender shall reasonably request.

         9.4 Notice Regarding Disputed Accounts. In the event any amounts due and owing in excess of $250,000.00 are in dispute between any Account Debtor and Borrower (which shall include, without limitation, any dispute in which an offset, claim or counterclaim may result), Borrower shall notify Lender of the same immediately, explaining in detail the reason for the dispute, all claims relating thereto and the amount in controversy.

         9.5 Sale and Safekeeping of Inventory. Until an Event of Default occurs, Borrower may sell Inventory in the ordinary course of its business (which does not include a transfer in partial or total satisfaction of Indebtedness). Borrower shall be responsible for the safekeeping of Inventory, and in no event shall Lender have any responsibility for: (a) any loss or damage to Inventory or destruction thereof occurring or arising in any manner or fashion from any cause; (b) any diminution in the value of Inventory; or (c) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling Inventory.

         9.6 Records and Schedules of Inventory. Borrower shall keep correct and accurate daily records, itemizing and describing the kind, type, location, quality and quantity of Inventory, Borrower's cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, and shall furnish to Lender from time to time at reasonable intervals designated by Lender, a current Schedule of Inventory based upon its most recent physical inventory and its inventory records. Borrower shall conduct a physical inventory no less frequently than annually, and more often if reasonably requested by Lender, and shall furnish to Lender such other documents and reports as Lender shall request with respect to the Inventory, including, without limitation, copies of invoices relating to Borrower's purchase of Inventory. Borrower shall keep its inventory records on a perpetual basis for all inventory other than dyes, yarns and supplies.

         9.7 Returns of Inventory. If any Account Debtor returns any Inventory to Borrower after shipment thereof, and such return generates a credit in excess of $250,000.00, in the aggregate, on any Account or Accounts of such Account Debtor, Borrower shall notify Lender of the same immediately, specifying the reason for such return, the amount of such credit and the location and con-dition of the returned Inventory.

         9.8 Maintenance of Equipment. Borrower shall keep and maintain its Equipment in good operating condition and repair and shall make all necessary replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any such items to become a fixture to real estate (other than the Realty while the Deeds of Trust are in effect) or accessions to other personal property.

         9.9 Evidence of Ownership of Equipment. Borrower immediately on demand therefor by Lender, shall deliver to Lender any and all evidence of ownership, if any, of any of the Equipment (including, without limitation, certificates of title and applications for title).

         9.10 Records and Schedules for Equipment. Borrower shall maintain accurate, itemized records itemizing and describing the kind, type, quality, quantity and value of its Equipment and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender.

         9.11 Lender's Payment of Claims Asserted Against the Collateral or the Realty. Lender may, after consulting with Borrower, at any time or times hereafter, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the other Loan Documents, or any Event of Default, pay, acquire and/or accept an assignment of, any security interest, lien, claim or encumbrance asserted by any Person against the Collateral or the Realty, including without limitation, any Permitted Liens. All sums paid by Lender in respect thereof and all costs, fees and expenses, including, without limitation, attorneys' fees, court costs, expenses and other charges relating thereto, which are incurred by Lender on account thereof, shall be payable, upon demand, by Borrower to Lender and shall be additional Obligations hereunder secured by the Collateral and the Realty.

         9.12 Environmental Representations, Warranties and Cove-nants. With respect to Hazardous Material, Borrower represents,

warrants and covenants as follows:

                  (a) The Realty is now and at all times hereafter will continue to be in full compliance with Environmental Laws;

                  (b) (i) as of the date hereof there are no Hazardous Materials located on, in or under the Realty or used in connection therewith other than in compliance with Environmental Laws, and (ii) Borrower will fully disclose to Lender in writing within fifteen (15) days of the date of this Agreement the existence, extent and nature of any Hazardous Materials, which Borrower is legally authorized and empowered to maintain on, in or under the Realty or use in connection therewith, and Borrower has obtained and will maintain all licenses, permits and approvals required with respect thereto, and is in full compliance with all of the terms, conditions and requirements of such licenses, permits and approvals;

                  (c) Borrower shall promptly, but in no event later than three
(3) Business Days after obtaining knowledge thereof, give written notice to Lender of any change in the nature or extent of any Hazardous Materials maintained on, in or under the Realty or used in connection therewith, and will transmit to Lender copies of any citations, orders, notices or other governmental or other communication received with respect to any Hazardous Materials affecting the Realty;

                  (d) Borrower shall indemnify and hold Lender and its directors, officers, shareholders and employees harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs) judgments and expenses (including attorneys', consultants' or experts' fees and expenses) of every kind and nature suffered by or asserted against Lender as a direct or indirect result of any warranty or representation made by Borrower in this Section 9.12 being false or untrue in any material respect or any requirement under any Environmental Law, which requires the elimination or removal of any Hazardous Materials by Lender, Borrower or any transferee of Borrower or Lender;

                  (e) Without limitation of Lender's rights under this Agreement, Lender shall have the right, but not the obligation, to enter onto the Realty or to take such other actions as it deems necessary or advisable to clean up, remove, resolve or minimize the impact of, or otherwise deal with, any of the events for which Borrower has agreed to indemnify Lender pursuant to
Section 9.12(d) above, or any event which, in the sole opinion of Lender, could jeopardize Lender's security interest under the Deeds of Trust. All costs and expenses incurred by Lender in the exercise of any such right shall constitute part of the Obligations under this Agreement and shall be secured by the Collateral and the Realty and shall be payable by Borrower upon demand; and

                  (f) Borrower's obligations under this Section 9.12 shall continue, survive and remain in full force and effect notwithstanding payment in full of the Obligations and the termination of this Agreement or any foreclosure under the Deeds of Trust or delivery of a deed to the Realty in lieu of foreclosure.

         SECTION 10. WARRANTIES WITH RESPECT TO ACCOUNTS AND INVENTORY.

         10.1 Account Warranties and Representations. With respect to its Accounts, Borrower represents and warrants to Lender that Lender may rely, in determining which Accounts listed on any Schedule of Accounts are Eligible Accounts, on all statements or representations made by Borrower on or with respect to any such Schedule of Accounts, and, unless otherwise indicated in writing by Borrower, that each Account listed on the Schedule of Accounts: (a) will cover a bona fide sale and delivery of Inventory usually dealt in by Borrower, or the rendition by Borrower of services, to an Account Debtor in the ordinary course of business; (b) will be genuine and in all respects what it purports to be, will not be evidenced by an instrument or document, or if so, will be only evidenced by one original instrument or document which has been duly delivered to Lender; (c) will be for a liquidated amount maturing as stated in the Schedule of Accounts and in the duplicate invoice covering said sale; (d) Lender's security interest therein will not be subject to any offset, deduction, counterclaim, lien or other adverse condition; (e) there are no discounts, allowances, claims, setoffs, counterclaims or disputes of any kind or description existing or asserted with respect thereto except as may be stated in the Schedule of Accounts and in the duplicate invoice covering said sale; (f) there are, to Borrower's knowledge, no facts, events or occurrences which would in any way impair the validity or enforcement thereof; (g) the goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest except those held by Lender and Permitted Liens; and (h) to Borrower's knowledge, each Person obligated on an Account is Solvent and will continue to be fully able to pay all Accounts on which it is obligated in full when due. If any warranty is breached as to any Account, or if any Account is not paid in full within ninety (90) days after its due date or one hundred twenty (120) days after its invoice date, then Lender may deem such Account to be an ineligible Account, but Lender shall retain its security interest in all Accounts, eligible and ineligible, until all Obligations to Lender have been paid and satisfied in full.

         10.2 Inventory Warranties and Representations. With respect to its Inventory, Borrower represents and warrants to Lender that Lender may rely on all statements or representations made by Borrower on or with respect to any such Schedule of Inventory, and, unless otherwise indicated in writing by Borrower and consented to by Lender that all Inventory listed on the Schedule of
Inventory: (a) will be located on the premises listed in Exhibit A attached hereto; (b) shall not at any time be stored with a bailee, warehouseman or similar party without Lender's prior written consent, and if Lender gives such consent, Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to Lender in form and substance acceptable to Lender, warehouse receipts therefor in Lender's name; and (c) will be new Inventory of good and merchantable quality, substantially free from defects. If the requirements set forth in paragraphs (a), (b) and (c) of this Section 10.2 are not met, then Lender may deem ineligible such Inventory, but Lender shall retain its security interest in all Inventory, eligible or ineligible, until all Obligations to Lender have been paid and satisfied in full.

         10.3 Reaffirmation of Warranties and Representations. Each request for a Loan, by Borrower pursuant to this Agreement shall constitute (a) an automatic warranty and representation by Borrower to Lender that there does not then exist a Default or an Event of Default or if an Event of Default has occurred, such Event of Default has been waived in writing by Lender and (b) a reaffirmation as of the date of said request of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

         10.4 Survival of Warranties and Representations. Borrower covenants, warrants and represents to Lender that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

         SECTION 11. TERM OF AGREEMENT.

         11.1 Term. Subject to Lender's right to cease making Loans to Borrower upon or after the occurrence of any Default or Event of Default, this Agreement shall be in effect through May 30, 2000, and for such periods thereafter as may be requested by Borrower and agreed to in writing by Lender in the exercise of its discretion, unless sooner terminated as provided in Section 11.2 and Section
11.3 hereof. Such requests for extension by Borrower, if made, shall be made in June of each year beginning in June, 1996 and shall be in each case for an additional one year extension. In no event shall Borrower be entitled to request, or Lender be obligated to consider a request, for an extension of the term of the Agreement to a date after May 1, 2010.

         11.2 Borrower's Right to Terminate. Borrower may terminate the financing arrangements under this Agreement and the other Loan Documents at any time by giving Lender not less than ninety (90) days written notice of Borrower's intention to terminate this Agreement in the manner set forth in
Section 15.3 below; provided, however, that in order for any such notice of termination by Borrower pursuant to this Section 11.2 to become effective, Borrower, on or before such termination date, shall pay the Obligations to Lender in full in immediately available funds and shall pay the prepayment fee specified in Section 2.13 of this Agreement.

         11.3 Lender's Right to Terminate. Lender may terminate the financing arrangements under this Agreement and the other Loan Documents at any time, without demand, notice or legal process of any kind, upon the occurrence of an Event of Default; provided, however, that Lender shall retain the right to payment of the Obligations in accordance with Section 3.1 above; and provided further that all of Lender's rights and remedies under this

Agreement and the other Loan Documents shall survive such termination until all of the Obligations have been paid in full. On or before the termination date, Borrower shall pay the Obligations to Lender in full in immediately available funds together with the prepayment fee specified in Section 2.13 of this Agree-ment.

         11.4 Effect of Termination. Upon the effective date of termination, all Obligations to Lender, whether or not incurred under this Agreement, and notwithstanding any term or credit allowed by the Note or by any other instrument evidencing the Obligations, shall become immediately due and payable without notice, demand, presentment, protest or notice of any kind, all of which are hereby waived by Borrower. Notwithstanding any termination, until all Obligations to Lender of every nature whatsoever shall have been fully paid and satisfied, Lender shall be entitled to retain its security interest in the Collateral and the Realty, and Borrower shall continue to comply fully with the terms of this Agreement and shall turn over all proceeds of the Collateral and the Realty to Lender, and Lender shall retain all of its other rights and remedies hereunder.

         SECTION 12.  EVENTS OF DEFAULT.

         12.1 Event of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

                  (a) Borrower fails to pay any portion of the Obligations when due and payable or declared due and payable, or fails to remit or deposit items or funds as required by the terms of this Agreement;

                  (b) Borrower fails or neglects to observe, perform or comply with any other term, provision, condition, covenant, warranty or representation contained in this Agreement or the other Loan Documents or in any other agreement now existing or hereafter executed evidencing, securing or relating in any way to the Obligations of Borrower, which is required to be observed, per formed or complied with by Borrower and the same is not cured to Lender's satisfaction within ten (10) days after the earlier of (i) Borrower's having knowledge thereof or (ii) Lender's giving Borrower written notice thereof;

                  (c) If any representation or warranty made in writing by or on behalf of Borrower in this Agreement or in the other Loan Documents or in any other agreement now existing or hereafter executed between Borrower and Lender, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

                  (d) The occurrence of any default or event of default on the part of Borrower (including specifically, but without limitation, due to non-payment) under the terms of any agreement, document or instrument pursuant to which Borrower has incurred any Indebtedness (other than the Obligations), which default is not cured within the time, if any, permitted therefor in the agreement governing such Indebtedness;

                  (e) There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral or the Realty;

                  (f) The filing by Borrower of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing;

                  (g) The filing against Borrower of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing, and such petition is not dismissed within forty-five
(45) days of the filing thereof or within such forty-five (45) day period an order for relief under the Bankruptcy Code or any other applicable act or law shall be entered;

                  (h) Borrower ceases to be Solvent, or Borrower ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

                  (i) A notice of lien, levy or assessment is filed of record to all or any portion of Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon the Collateral, the Realty or any other asset of Borrower and the same is not dismissed, released or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

                  (j) The entry of a judgment or the issuance of a warrant of attachment, execution or similar process against Borrower or any of its assets, which shall not be dismissed, discharged or bonded within thirty (30) days;

                  (k) If a custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of the Collateral, the Realty or any of Borrower's other assets;

                  (1) The occurrence of any of the following events: (i) the happening of a Reportable Event with respect to any profit sharing or pension plan of Borrower governed by ERISA; (ii) the termination of any such plan; (iii) the appointment of a trustee by an appropriate United States District Court to administer any such plan; (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan; (v) the failure of Borrower to furnish to Lender a copy of each report which is filed by Borrower with respect to each such plan promptly after the filing thereof with the Secretary of Labor or the Pension Benefit Guaranty Corporation; (vi) the failure of Borrower to notify Lender promptly upon receipt by Borrower of any notice of the institution of any proceeding or any other actions which may result in the termination of any such plan; or (vii) the failure of Borrower to acquire and maintain, when available, the contingent employer liability coverage insurance provided for under section 4023 of ERISA, such insurance to be satisfactory to Lender in coverage and amount; or

                  (m) There shall occur any material adverse change in the Collateral, the Realty or in the business of Borrower or its operations, conduct or prospects thereof, which, individually or in the aggregate, would have a material adverse effect on Borrower's ability to repay the Obligations.

                  (n) There shall occur a change of 50% or more in the ownership or control of Borrower's outstanding voting Stock after the Closing Date.

         12.2 Acceleration of the Obligations. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations pursuant to
Section 3.1 of this Agreement, (a) upon and after an Event of Default (other than an Event of Default specified in Section 12.1(f) or (g) hereof), all of the Obligations may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable, and (b) upon the occurrence of an Event of Default specified in Section 12.1(f) or (g) hereof, all of the Obligations shall automatically become due and payable, without demand, notice or legal process of any kind, anything in the Note or other contract evidencing any such Obligation or in the Loan Documents or in any other agreement to the contrary notwithstanding.

         12.3 Default Rate of Interest. Upon the occurrence and during the continuance of an Event of Default, at the election of Lender, the Loans outstanding shall bear interest at a rate per annum equal to the Prime Rate plus two percent (2%) per annum (hereinafter called the "Default Rate"), until either such Event of Default is cured to Lender's satisfaction or otherwise waived in writing by Lender or the Obligations are paid in full and this Agreement is terminated.

         SECTION 13.  RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT.

         13.1 Rights and Remedies. Upon and after the occurrence of any Event of Default, Lender shall have, in addition to all other rights and remedies which Lender may have under this Agreement, the other Loan Documents, and applicable law, the following rights and remedies, all of which may be exercised with or without further notice to Borrower: (a) all of the rights and remedies of a secured party under the Uniform Commercial Code of the State of North Carolina, or any other state where such rights and remedies are asserted; (b) to foreclose the liens and security interests created under this Agreement and the other Loan Documents or under any other agreement relating to the Collateral or the Realty, by any available judicial procedure or without judicial process; (c) to enter any premises where the Collateral may be located, through self-help and without judicial process, without first obtaining a final judgment or giving Borrower notice and opportunity for a hearing on the validity of Lender's claim, for the purpose of taking possession or removing the same, or require Borrower to assemble the Collateral and make it available to Lender at a place to be designated by Lender; and (d) to sell, assign, lease, or otherwise dispose of the Collateral or any part thereof, either at public or private sale, in lots or in bulk, for cash, on credit or otherwise, with or without representation or warranties, and upon such terms as shall be acceptable to Lender, in its sole discretion, and Lender may bid or become the purchaser at any such public sale, free from any right of redemption which is hereby expressly waived by Borrower, and Lender shall have the option to apply or be credited with the amount of all or any part of the Obligations owing to Lender against the purchase price bid by Lender at any such sale. Lender may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale. Borrower agrees that Lender has no obligation to preserve rights to the Collateral or the Realty against prior Persons or to marshall any Collateral or the Realty for the benefit of any Person. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and franchise agreements shall inure to Lender's bene-fit. In addition, Borrower agrees that in the event notice is necessary under applicable law, written notice mailed to Borrower in the manner specified in
Section 15.3 hereof five (5) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposi-tion of the Collateral will be made shall constitute commercially reasonable notice to Borrower.

         13.2 Application of Proceeds. The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral or the Realty shall be applied first to the expenses (including all reasonable attorneys' fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Obligations, application as to particular Obligations or against principal or interest to be in Lender's absolute discretion. Borrower shall be liable to Lender and shall pay to Lender on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral or the Realty. Lender shall remit to Borrower or the Person entitled thereto any surplus remaining after all Obligations have been paid in full. If any of the Collateral or the Realty shall require repairs, maintenance, preparation or the like, or is in process or other unfinished state, Lender shall have the right, but shall not be obligated to perform such repairs, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as Lender shall deem appropriate, but Lender shall have the right to sell or dispose of the Collateral or the Realty without such processing. Borrower will, at Lender's request, assemble all the Collateral and make it available to Lender at places which Lender may select, whether at premises of Borrower or elsewhere, and will make available to Lender all premises and facilities of Borrower for the purpose of Lender's taking possession of the Collateral or the Realty or of removing or putting the Collateral in saleable form.

         13.3 Appointment of Lender as Borrower's Lawful Attorney. Upon and during the continuance of an Event of Default, Borrower irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as Borrower's true and lawful attorney (and agent-in-fact) and Lender, or Lender's agent, may, without notice to Borrower, and at such time or times thereafter as Lender or said agent, in its sole discretion, may determine, in Borrower's or Lender's name: (i) demand payment of the Accounts; (ii) enforce payment of the Accounts, by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to the collection of the Accounts; (iv) settle, adjust, compromise, extend or renew the Accounts; (v) settle, adjust or compromise any legal proceedings brought to collect the Accounts; (vi) if permitted by applicable law, sell or assign the Accounts upon such terms, for such amounts and at such time or times as Lender deems advisable; (vii) discharge and release the Accounts; (viii) take control, in any manner, of any item of payment relating to and/or proceeds of Collateral and the Realty; (ix) prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts; (xi) do all acts and things necessary, in Lender's sole discretion, to fulfill Borrower's obligations under this Agreement; (xii) endorse the name of

Borrower upon any of the items of payment relating to and/or proceeds of Collateral and the Realty and deposit the same to the account of Lender on account of the Obligations; (xiii) endorse the name of Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts or Inventory; (xiv) use Borrower's stationery and sign the name of Borrower to verifications of the Accounts and notices thereof to Account Debtors; and (xv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts and Inventory to which Borrower has access. All acts of Lender or its designee taken pursuant to this Section 13.3 are hereby ratified and confirmed and Lender or its designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable by Borrower until all Obligations of Borrower to Lender are paid in full.

         13.4 Rights and Remedies Cumulative; Non-Waiver; Etc. The enumeration of Lender's rights and remedies set forth in this Agreement is not intended to be exhaustive and the exercise by Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between Borrower or Lender or which may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between Borrower and Lender or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error, omission or delay of any kind occurring in the liquidation of the Collateral or the Realty or for any damages resulting therefrom, except for liability resulting from Lender's gross negligence or willful misconduct.

         SECTION 14.  PAYMENT OF EXPENSES.

         Whether or not the transactions contemplated by this Agreement shall be consummated, Borrower will:

         14.1 Fees and Expenses. Pay or reimburse Lender and any Participant upon demand for all expenses (including, without limitation, reasonable attorneys' and paralegals' expenses) incurred or paid by Lender and any Participant in connection with: (a) the preparation, execution, delivery, interpretation, modification or amendment of this Agreement or the other Loan Docu-ments; (b) reasonable charges for appraisers, examiners, auditors or similar Persons (except salaries of Lender's regularly employed personnel) whom Lender may engage with respect to rendering opinions concerning Borrower's financial condition and the condition and value of the Collateral and the Realty; (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral and the Realty, this Agreement or the other Loan Documents, or Borrower's affairs; provided, however, that if Borrower initiates any proceeding or action against Lender arising out of or related to this Agreement or the other Loan Documents and Borrower is the prevailing party, then Borrower shall have no obligation to reimburse Lender for its attorneys' fees incurred in Lender's defense thereof; (d) any attempt to enforce any rights of Lender or any Participant against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or the other Loan Documents, including without limitation, the Account Debtors; (e) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral or the Realty; (f) the filing and recording of all documents required by Lender to perfect Lender's liens in the Collateral and the Realty, including without limi-tation, any documentary stamp tax or any other taxes incurred because of such filing or recording.

         14.2 Stamp Taxes. Pay and save Lender harmless from and against any and all liability and loss with respect to or resulting from the nonpayment or delayed payment of any and all intangibles, documentary stamp and other similar taxes, fees and excises, if any, including any interest and penalties, which may be, or be determined to be, payable in connection with the transactions contemplated by this Agreement or in any modification hereof or thereof.

         14.3 Brokerage Fees. Hold Lender harmless from and against any and all finder's or brokerage fees and commissions which may be payable in connection with the transactions contemplated by this Agreement other than any fees or commissions of finders or brokers engaged by Lender.

         14.4 Agent's Fee. Borrower shall pay Lender an agent's fee of $5,000.00 each Quarter in which there is a Participant in the Loans, with such fee to be payable on the first day of each such Quarter.

         SECTION 15.  MISCELLANEOUS.

         15.1 Survival of Agreements. All agreements, representations and warranties contained herein or made in writing by or on behalf of Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the other Loan Documents. No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, du-ties, rights and liabilities of the parties hereto in any way with respect to (a) any transaction or event occurring prior to such termination or cancellation, (b) the Collateral or the Realty, or (c) any of Borrower's undertakings, agreements, covenants, warranties and representations contained in this Agreement and the other Loan Documents and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation. Borrower further agrees that to the extent Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by Lender.

         15.2 Governing Law; Waiver of Jury Trial; Etc.. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE AT GREENSBORO, NORTH CAROLINA, AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NORTH CAROLINA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NORTH CAROLINA, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO BORROWER AT THE ADDRESS STATED IN
SECTION 15.3 BELOW AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID. TO THE EXTENT PERMITTED BY LAW, BORROWER AND LENDER WAIVE ANY RIGHT TO TRIAL BY JURY EITHER MAY HAVE IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND BORROWER WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 15.2 SHALL AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH HAS JURISDICTION OVER BORROWER OR ITS PROPERTY.

         15.3 Notice. All notices and other communications hereunder shall be made by telegram, telex, electronic transmitter or overnight air courier or certified or registered mail, return receipt requested, and shall be deemed to be received by the other party one (1) business day after sending, if sent by telegram, telex, electronic transmitter or overnight air courier and three (3) business days after mailing, if sent by certified or registered mail. All notices shall be addressed to the party to be notified as follows:

                  If to Borrower:   Pluma, Inc.
                                    801  Fieldcrest Road
                                    Eden, North Carolina 27288
                                    Attn:  President
                                    Telecopier No. 910-635-3488

                  With a copy to:   Allman Spry Leggett
                                      & Crumpler, P.A.
                                    Post Office Drawer 5129
                                    Suite 700
                                    380 Knollwood Street  27103-4152
                                    Winston-Salem, North Carolina

                                                          27113-5129

                                    Attn:  Thomas T. Crumpler, Esq.
                                    Telecopier No. 910-721-0414

                 If to Lender at:   First Union National Bank of
                                    North Carolina
                                    Post Office Box 21965
                                    300 N. Greene Street  27401
                                    Greensboro, North Carolina 27420
                                    Attn:  City Executive
                                    Telecopier No. 910-378-4043

                  With a copy to:   Tuggle Duggins & Meschan, P.A.
                                    Post Office Box 2888
                                    228 West Market Street 27401
                                    Greensboro, North Carolina 27402
                                    Attn:  Paul M. Dennis, Jr., Esq.
                                    Telecopier No. 910-274-4339

or to such other address as each party may designate for itself by like notice.

         15.4 Indemnification of Lender. From and at all times after the date of this Agreement, and in addition to all of Lender's other rights and remedies against Borrower, Borrower agrees to hold Lender harmless from, and to indemnify Lender against, all losses, damages, costs and expenses (including, but not lim-ited to, reasonable attorneys' and paralegals' fees, costs and expenses) incurred by Lender from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or relating to any suit, action or proceeding by any Person other than Borrower, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any Person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or perfor-mance of, or the financing transactions contemplated by, this Agreement and the other Loan Documents, or Lender's furnishing of funds to Borrower pursuant to this Agreement; provided, however, that the foregoing indemnification shall not protect Lender from loss, damage, cost or expense directly attributable to Lender's willful misconduct or gross negligence. All of the foregoing losses, damages, costs and expenses of Lender shall be payable by Borrower upon demand by Lender and shall be additional Obligations hereunder secured by the Collateral and the Realty.

         15.5 Waivers by Borrower. Except as otherwise provided for in this Agreement, Borrower waives (a) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity and all other notices; (b) notice prior to taking possession or control of the Collateral or the Realty or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender's remedies; and (c) the benefit of all valuation, appraisement and exemption laws.

         15.6 Lawful Charges. It being the intent of the parties that the rate of interest and all other charges due from Borrower be lawful, if for any reason payment of a portion of interest or charges as required by this Agreement would exceed the limit established by applicable law, then the obligation to pay interest or charges shall automatically be reduced to such limit and if any amounts in excess of such limit shall have been paid, then such amounts shall be applied to the unpaid principal amount of the Obligations of Borrower to Lender or refunded so that under no circumstances shall interest or charges required hereunder exceed the maximum rate allowed by law.

         15.7 Assignment. Borrower may not sell, assign or transfer this Agreement, or the other Loan Documents or any portion thereof, including without limitation, Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder. Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition at any time or times hereafter of this Agreement or the other Loan Documents, or of any portion hereof or thereof, including without limitation, Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder; provided, however, that promptly after any sale, assignment or transfer of this Agreement or the other Loan Documents, Lender shall give Borrower written notice thereof in the manner set forth in Section 15.3 above.

         15.8 Amendment. This Agreement and the other Loan Documents cannot be amended, changed, discharged or terminated orally, but only by an instrument in writing signed by Lender and Borrower.

         15.9 Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         15.10 Entire Agreement. This Agreement and the Loan Documents constitute the entire agreement between the parties and supersede and rescind any prior agreements relating to the subject matter hereof, including without limitation, the commitment letter between Lender and Borrower dated March 15, 1995.

         15.11 Binding Effect. All of the terms of this Agreement and the other Loan Documents, as the same may from time to time be amended, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of Borrower and Lender. This provision, however, shall not be deemed to modify Section 15.7.

         15.12 Captions. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof.

         15.13 Disbursement of Loan Proceeds. Borrower hereby authorizes and directs Lender to disburse, for and on behalf of Borrower and for Borrower's account, the proceeds of Loans made by Lender to Borrower pursuant to this Agreement to such Person or Persons as Borrower shall direct, whether in writing or orally.

         15.14 Participant. If a Participant shall at any time participate with Lender in making Loans hereunder or under any other agreement between Lender and Borrower, Borrower hereby grants to such Participant (in addition to any other rights which such Participant shall have) and such Participant shall have and is hereby given a continuing lien and security interest in any money, securities or other property of Borrower in the custody or possession of Participant, including the right to setoff, to the extent of Participant's participation and security interest in any money, securities or other property of Borrower in the custody or possession of Participant, including the right of setoff, to the extent of Participant in the Obligations of Borrower to Lender, as it would have if it were a direct lender to Borrower.

         15.15 Conflict of Terms. The provisions of the other Loan Documents and any Schedule of Accounts or Inventory are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

         15.16 Injunctive Relief. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Lender. Borrower therefor agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case, as the law may allow, without the necessity of proving actual damages.

         15.17 Liens; Setoff By Lender. As additional security for the Obligations owed to Lender, Borrower hereby grants to Lender a continuing lien upon any and all monies, securities and other property of Borrower and the proceeds thereof, now or hereafter held or received by or in transit to, Lender from or for Borrower, and also upon any and all deposits and credits of Borrower, against Lender, at any time existing. Upon the occurrence of an Event of Default, Lender is authorized at any time and from time to time, without prior notice to Borrower, to setoff, appropriate and apply any and all items hereinabove referred to against the Obligations owed to Lender.

         15.18 Acquisition of Rocky Mount, Virginia Real Estate. Borrower, as "Buyer," has entered into a Sale and Purchase Agreement with Sara Lee Corporation, as "Seller," dated May 9, 1995, for the purchase by Buyer of approximately 42 acres of real property in Rocky Mount, Virginia (the "Sara Lee Contract"). Upon closing of the transactions under the Sara Lee Contract, Borrower agrees that it promptly, upon Lender's request, will: (i) execute and deliver for the benefit of Lender a first deed of trust securing the Obligations upon the real property acquired by Borrower, with such deed of trust to be in form and substance satisfactory to Lender; (ii) upon recordation of such deed of trust, obtain a loan policy of title insurance in the amount of the purchase price of the real property naming Lender as insured from a title insurance company acceptable to Lender; (iii) provide Lender with copies of any surveys of such real property and environmental assessments of such real property as are in the possession of the Borrower; and (iv) as required by this Agreement, execute any UCC financing statements or other Supplemental Documentation as Lender may determine to be necessary in order to perfect a security interest in favor of Lender in any personal property of Borrower located at such real property.

         15.19 Time of Essence. Time is of the essence of this Agreement and the other Loan Documents.

                  [Remainder of page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized corporate officers and their seals to be affixed as of the date first above written.

ATTEST:                                     PLUMA, INC.

 /s/ George G. Wade                         By: /s/ R. Duke Ferrell, Jr.

_____________ Secretary                        Title:   President

[CORPORATE SEAL]

                                            FIRST UNION NATIONAL BANK

ATTEST:                                     OF NORTH CAROLINA

 /s/                                        By: /s/

Assistant Secretary                           Title: Vice President

[CORPORATE SEAL]

                               SCHEDULE OF EXHIBITS


Exhibit                             Description of Exhibits                      Section


  A                         Places of Business and Locations                     1.1,
                            of Collateral                                        9.1

  B                         Permitted Liens                                      1.1

  C                         Fictitious or Assumed Names                          6.1

  D                         Litigation                                           6.2

  E                         Licenses, Patents and Trademarks                     6.15

  F-l                       Eden Realty                                          1.1

  F-2                       Chatham Realty                                       1.1

  F-3                       Martinsville Realty                                  1.1

  F-4                       Vesta Realty                                         1.1

  G                         Authorized Persons                                   2.1

  H                         Monthly Report                                       7.3(e)


                               EXHIBIT A

                  Places of Business and Locations of Collateral

I. Borrower's chief executive office, principal place of business and main manufacturing plant:

                   801  Fieldcrest Road
                   Eden, North Carolina 27288

II.      Other Business Locations:
         a.   750 Fieldcrest Road
              Eden, North Carolina
              (sewing facility)

         b.   State Road 714
              Martinsville, Virginia
              (sewing facility, distribution facility and distribution annex facility)

         c.   Chatham Industrial Park
              Chatham, Virginia

         d.   Lester Group Warehouses
              617-A Liberty Street
              Martinsville, Virginia
              (warehouse)

         e.   U.S. 58 and State Route 639
              Vesta, Patrick County, Virginia
             (sewing facility)

         f.   MGM Warehouse
              VC Drive
              Martinsville, Virginia
              (warehouse)

III.     Other Locations of Collateral:

         a.       Knitcraft (knitting) in Belmont, Gaston County, North
                  Carolina.

         b. Liberty Embroidery (embroidery) in Madison, Rockingham County, North Carolina.

         c.       Liberty Printing (screen printing) in Madison,
                  Rockingham County, North Carolina.

         d.       Southprint (screen printing) in Martinsville, Henry
                  County, Virginia.

         e.       Bengle Manufacturing in Stuart, Patrick County,
                  Virginia.

         f.       Cedar Hill in Anson, Anson County, North Carolina.

         g.       Eagle Pointe in Huddleston, Bedford County, Virginia.

         h. Ramseur Inter-Lock Knitting Co. in Ramseur, Randolph County, North Carolina

         i.       T. L. Edwards in Statesville, Iredell County, North
                  Carolina

         j.       Galax Apparel in Galax, Carroll County, Virginia

         k.       Diversified Apparel in Pulaski, Pulaski County,
                  Virginia

         l.       Grassy Creek Apparel, Gate City, Scott County,
         Virginia

                                    EXHIBIT B

                                       TO

                           LOAN AND SECURITY AGREEMENT

                                 Permitted Liens

         UCC Financing Statements filed in the Office of:

A.   Secretary of State of North Carolina:

                                                      Date of                  Collateral
         Secured Party              File No.          Filing                    Description


         1. Toyota Motor Credit
               Corporation         0973106           03/01/93                  2 Toyota forklifts

         2. Toyota Motor Credit    0973107           03/01/93                  2 Toyota forklifts
            Corporation

         3. Toyota Motor Credit     013699            07/08/93                 1 Toyota forklift
            Corporation

         4. Toyota Motor Credit    1117170            06/13/94                 1 Toyota forklift
            Corporation

         5. Gaston Co. Dying        1195221           02/17/95                  1 dyeing machine
            Machine Co.

         6. MJL Corporation         1143195           09/06/94                  1 cutting system

         7. MJL Corporation         1214404           04/13/95                  1 cutting system


B.   Register of Deeds of Rockingham County, North Carolina:



         1. Toyota Motor Credit
            Corporation                1467           03/01/93                  2 Toyota forklifts

         2. Toyota Motor Credit        1468            03/01/93                 2 Toyota forklifts
            Corporation

         3. Toyota Motor Credit        2481            07/06/93                 1 Toyota forklift
            Corporation

         4. Toyota Motor Credit        4605            06/13/94                 1 Toyota forklift
            Corporation

         5. Gaston Co. Dyeing          6085           02/17/95                  1 dyeing machine
            Machine Co.

C.   Clerk of Circuit Court of Henry County, Virginia:

         1. Crown Credit Co.        000513            07/26/94                  equipment
         2. Crown Credit Co.        000612            09/07/94                  equipment


                                    EXHIBIT C

                                       TO

                             LOAN AND SECURITY AGREEMENT

                             Fictitious or Assumed Names

                                     Pluma

                                     Santee

                                    EXHIBIT D

                                       TO

                             LOAN AND SECURITY AGREEMENT

                                   Litigation

                                      None

                               EXHIBIT E

                                  TO

                     LOAN AND SECURITY AGREEMENT

                   Licenses, Patents and Trademarks

         Borrower has a license from Superba, Inc. to use the name "Santee" in certain labels.

                               EXHIBIT F-l  Page 1 of 2

                                         TO

                             LOAN AND SECURITY AGREEMENT

                                    Eden Realty

Eden

Rockingham County, North Carolina

TRACT 1:

         Those certain parcels or tracts of land located in Rockingham County, North Carolina, being more particularly described as follows:

         BEGINNING at an iron pin in the north line of Fieldcrest Road, being the southeast corner of Parcel "E" as shown on the map hereinafter referred to, said beginning point also being located a chord, courses and distance along a curve to the right of South 71 deg. 17 min. 09 sec. West 172.14 feet from the southwestern corner of the property of the First Baptist Church of Draper as recorded in Book 660, Page 520, Rockingham County Registry, and running thence from said point and place of BEGINNING along the northern right of way line of Fieldcrest Road, on a curve to the right, chord, courses and distances: South 74 deg. 40 min. 25 sec. West 499.84 feet, and South 81 deg. 17 min. 28 sec. West
812.65 feet to an iron; thence leaving the right of way of Fieldcrest Road and running with the eastern line of a private street, North 4 deg. 27 min. 30 sec. West 491.28 feet to an iron located in the southeast line of the Norfolk and Southern Railway, and being the northwestern most corner of the within described property; running thence with the Norfolk and Southern Railway line, North 70 deg. 11 min. 58 sec. East 1,159.69 feet to an existing iron pin, being the northeast corner of the herein described property and the northwest corner of Parcel "F" as shown on the map hereinafter referred to; thence leaving said railroad line in a southerly direction with the west line of Parcel "F", South 20 deg. 16 min. 56 sec. East 669.03 feet to the point and place of BEGINNING, containing 17 acres, and being all of Parcels "D" and "E" as shown on the survey entitled "As-Built Survey for North Bowles Partnership of Pluma Manufacturing, Inc.," dated Mary 5, 1990, prepared by C. E. Robinson & Associates, Registered Land Surveyor, Eden, North Carolina.

TRACT 2:                                                            Page 2 of 2



This being a 15.648 acre tract of land located on the south side of Fieldcrest Road, west side of Eden Avenue, north side of a proposed street and east side of Norfolk Southern Railway leading to Duke Power Steam Station.

Beginning at a point in the southern right-of-way of Fieldcrest Road said point being in the eastern right-of-way (50' right-of-way) of Norfolk Southern Railway spur line serving Duke Power Steam Station; thence from said beginning point with the southern right-of-way of Fieldcrest Road South 88(degrees) 21' 02" East
828.48 feet to a point; thence with said right-of-way as it curves to the left a chord bearing and distance North 89(degrees) 01' 08" East 527.48 feet chord,
527.67 feet arc. to a point in the western right-of-way of Eden Avenue said street having a 100 foot right of way; thence with the western right of way of Eden Avenue South 4(degrees) 27' 30" East 492.98 feet to a point; thence South 42(degrees) 07' 30" West 34.16 feet to a point in the northern right-of-way of a pro posed street, said street being unnamed and having a 100' right-of-way; thence with the northern right-of-way of proposed street South 88(degrees) 42' 30" West 766.00 feet to a point; thence North 71(degrees) 19' 10" West 44.40 feet chord, 45.32 feet arc. to a point; thence South 80(degrees) 12' 45" West
127.21 feet chord, 143.73 feet arc. to a point; thence leaving proposed street North 58(degrees) 13' 40" West 629.83 feet to a point in the eastern right-of-way of Norfolk Southern Railway; thence with said right-of-way North 23(degrees) 30' 22" East 245.00 feet chord, 245.72 feet arc. to the POINT OF BEGINNING and containing 15.648 acres as shown on plat of survey for Fieldcrest Cannon, Inc. by C. E. Robertson dated April 20, 1992.

(DL013)

The above-described property was conveyed to Grantor by Citizens Economic Development, Inc., a North Carolina tax-exempt corporation by special warranty deed dated June 22, 1992, and recorded on June 23, 1992, in Deed Book 866, page 2288, Rockingham County Registry.

                                EXHIBIT F-2

                                     TO

                        LOAN AND SECURITY AGREEMENT

                              Chatham Realty

Located in Chatham Magisterial District, Pittsylvania County,
Commonwealth of Virginia:

Lot 2 containing 16.325 acres as shown on plat of survey showing Chatham North Industrial Park by Dewberry & Davis, dated September 19, 1987, recorded in Map Book 42, Page 210, in the Clerk's Office of the Circuit Court of Pittsylvania County, Virginia.

And being the same property conveyed to Pluma, Inc., a North Carolina corporation, from Industrial Development Authority of Pittsylvania County, Virginia, by Deed dated November 13, 1989 recorded in Deed Book 862, Page 783, in the aforesaid Clerk's Office.

                                     EXHIBIT F-3                    Page 1 of 2
                                       TO

                               LOAN AND SECURITY AGREEMENT

                               Martinsville Realty

(Henry County, Virginia)

         All of that certain tract or parcel of land, together with all improvements thereon and all appurtenances thereunto appertaining, situated on the East side of State Route 714, on the South side of a 50-foot access drive and on the North side of a 45-foot access easement in the Collinsville (formerly Martinsville) Magisterial District of Henry County, Virginia, being all of Tract 2 as shown on "Subdivision Plat of Bowles Industrial Park", of record in the Henry County Circuit Court Clerk's Office in Map Book 84, Page 97, said Tract containing 8.205 acres, more or less, and as shown on Plat of Survey for Pluma, Inc., prepared by J. A. Gustin & Associates, P.E. & L.L.S., dated January 7, 1992, to be recorded contemporaneously herewith; and being more particularly described thereon as follows, to-wit:

         BEGINNING at a reinforcing rod set on the eastern margin of State Route 714, which rod is located 0.2 mile, plus or minus, north of the intersection with State Route 714, thence along the eastern margin of State Route 714, and with the chord of a curve to the left, having a centerline radius of 3839.72 feet and a delta of 4 degrees 11 minutes 47 seconds, bearing North 8 degrees 27 minutes 37 seconds East 281.16 to a reinforcing rod set; thence continuing along the eastern margin of State Route 714, North 6 degrees 21 minutes 44 seconds East 248.69 feet to a reinforcing rod; thence leaving the eastern margin of State Route 714, North 69 degrees 45 minutes 29 seconds East 119.55 feet to a reinforcing rod; thence South 79 degrees 43 minutes 51 seconds East 500.00 to a reinforcing rod; thence South 10 degrees 16 minutes 09 seconds West 603.47 feet to reinforcing rod; thence with the chord of a curve to the right, having a centerline radius of 1570.00 feet and a delta of 6 degrees 56 minutes 30 seconds, bearing North 83 degrees 12 minutes 07 seconds West 190.10 feet to a reinforcing rod set; thence North 79 degrees 43 minutes 51 seconds West 362.38 feet to a reinforcing rod; thence North 34 degrees 36 minutes 53 feet West 35.49 feet to the point of the beginning and containing 8.205 acres, plus or minus, according to the aforesaid Plat of Survey for Pluma, Inc., dated January 7, 1992 (the subject property being hereinafter referred to as the "Grantor's Tract");

         TOGETHER WITH perpetual non-exclusive easements to and from the Grantor's Tract over any portion of the easement areas described below for the purposes of ingress and egress to and from the Grantor's Tract, with the property constituting said access easements more particularly described as follows:

         Access Easement 1: Being known and designated as that 45-foot access easement lying immediately south of the southern line of the Grantor's Tract, and designated as such in the aforesaid plat dated January 7, 1992, to be recorded in the Clerk's Office of the Circuit Court of Henry County, Virginia, said access easement extending eastwardly from State Road No. 714.

         Access Easement 2: Being known and designated as that 50-foot access drive lying immediately north of the northern line of the Grantor's Tract, and designated as such in the aforesaid plat dated January 7, 1992, to be recorded in the Clerk's Office of the Circuit Court of Henry County, said access road extending eastwardly from State Road No. 714; provided however, this easement shall end at the eastern margin of Grantor's Tract.

                                   EXHIBIT F-4

                                       TO

                           LOAN AND SECURITY AGREEMENT

                                  Vesta Realty

(Patrick County, Virginia)

         LYING AND BEING in the Blue Ridge Magisterial District, Patrick County, Virginia, and BEGINNING at an iron pin located in the southeastern right of way line of State Road 639, said iron being located at the northwestern corner of the John Gordon Cruise property (now or formerly) as recorded in Deed Book 108, Page 462, the Patrick County Clerk's Office; running thence from said point and place of beginning with the southeastern right of way line of State Road 639; thence North 37 degrees 02 minutes 17 seconds East 186.74 feet to an iron; thence North 40 degrees 41 minutes 01 seconds East 324.30 feet to an iron; thence North 43 degrees 39 minutes 02 seconds East 244.42 feet to an iron; thence North 46 degrees 25 minutes 54 seconds East 352.46 feet to an iron, said iron being located at the northwestern corner of the Herman Vaughn property as described in Deed Book 238-286, Patrick County Registry; thence leaving State Road 639 South 20 degrees 11 minutes 20 seconds East 264.81 feet to an iron; thence South 36 degrees 25 minutes 42 seconds East 206.79 feet to an iron; thence South 25 degrees 42 minutes 39 seconds East 72.30 feet to an iron in Little Ivy Creek; thence South 76 degrees 13 minutes 17 seconds West 39.29 feet; thence South 50 degrees 32 minutes 54 seconds West 44.68 feet; thence South 85 degrees 56 minutes 40 seconds West 44.34 feet; thence South 40 degrees 26 minutes 10 seconds West 55.19 feet; thence South 38 degrees 43 minutes 26 seconds West 61.19 feet; thence South 16 degrees 21 minutes 56 seconds West
48.17 feet; South 21 degrees 06 minutes 03 seconds East 48.24 feet; South 17 degrees 41 minutes 32 seconds West 59.16 feet; South 14 degrees 11 minutes 09 seconds East 94.53 feet; South 02 degrees 21 minutes 59 seconds East 48.70 feet; South 09 degrees 44 minutes 31 seconds East 367.01 feet; thence North 63 degrees 01 minutes 59 seconds West 982.50 feet to the point and place of beginning and containing 13.3309 acres as shown on a survey by Larry G. Rakes dated April 9, 1990.

                                    EXHIBIT G

                                       TO

                           LOAN AND SECURITY AGREEMENT

                               Authorized Persons

         George C. Wade                              Chairman of the Board/
                                                      Secretary

         R. Duke Ferrell, Jr.                        President/Chief Executive
                                                              Officer

         William Mileski                             Vice President

         Nancy Barksdale                             Controller/Treasurer

         C. Monroe Light                             Vice President

                                    EXHIBIT H

                                       TO

                           LOAN AND SECURITY AGREEMENT

                     Monthly Borrowing Base and Loan Report

                                                  Date     _____________, 19___
                                                  As of    _____________, 19___
                                                  Report No. ___________________

         Pursuant to Section 7.3(e) of that certain Loan and Security Agreement ("Loan Agreement") dated May 25, 1995 between PLUMA, INC. ("Borrower") and FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("Lender"), the undersigned on behalf of Borrower hereby delivers this Monthly Borrowing Base and Loan Report to Lender to induce Lender to make Loans to Borrower. All capitalized terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

                                COLLATERAL STATUS

1.       Total Accounts (as set
         forth in the attached
         aged trial balance)                                  $_____________

2.       Ineligible Accounts:

         (a)      Accounts unpaid more
                  than 90 days from due
                  date of invoice or
                  more than 120 days

                  after date of invoice     $_____________

         (b)      Accounts arising on
                  other than an absolute
                  sale basis                $_____________

         (c)      Accounts from Account
                  Debtors located out-
                  side the United States    $_____________

         (d)      Accounts that are
                  subject to offset
                  or defense, including
                  counterclaims or contra-
                  accounts                  $_____________

         (e)      Accounts from Account
                  Debtors located in
                  New Jersey                $_____________

         (f)      Accounts from
                  Affiliates                $_____________

         (g)      Accounts owed by
                  Account Debtors who
                  are not Solvent, or
                  are subject of a
                  bankruptcy or in-
                  solvency proceeding,
                  or are otherwise not
                  creditworthy              $_____________

         (h)      Other ineligible
                  Accounts                                    $_____________

                           Total Ineligible Accounts          $_____________

3.       Discounts, credits and
         allowances                                            $_____________

4.   Total Eligible Accounts
         (line 1 minus line 2
          minus line 3)                                        $_____________

5.       Eligible Accounts portion
         of Borrowing Base
         (line 4 x 85%)                                        $_____________

6.       Total Inventory (as set
         forth in attached Schedule
         of Inventory)                                         $_____________

7.       Less ineligible Inventory

         (a)  Supplies, containers,
                  work in process, lot
                  fabric                                       $_____________

         (b)      Inventory in possession
                  of or on premises of
                  third parties                                $_____________

         (c)      Other ineligible
                  inventory                                    $_____________

                            Total Ineligible Inventory         $_____________

8.       Total Eligible Inventory
         (line 6 minus line 7)                                 $_____________

9.       Inventory Portion of Borrowing
         Base (line 7 x
         60%)                                                  $_____________

10.      Net Book Value of Eligible Equipment                  $_____________

11.      Equipment Portion of Borrowing
         Base (line 10 x 50%)                                 $_____________

12.      Net Book Value of the Realty                         $_____________

13.      Realty Portion of Borrowing Base
         Base (line 12 x 80%)                                 $_____________

                                   LOAN STATUS

14.      Borrowing Base (line 5 +
         line 9 + line 11 + line 13)                          $_____________

15.      Principal balance of
         Loans Outstanding                                    $_____________

16.      Committed Amount                                     $_____________

17.      Available Amount (lesser of
         line 14 or line 16)                                  $_____________

18.      Required payment pursuant
         to Section 3.1(a)(iii)
         (line 15 minus line 17)                              $_____________




         The undersigned certifies to Lender on behalf of Borrower that: (a) this Monthly Borrowing Base and Loan Report, including the attached schedules, is true and correct in all respects, is in accordance with the books and records of Borrower, and is prepared in accordance with the terms of the Loan Agreement;
(b) as of the date hereof, all of the representations and warranties of Borrower contained in the Loan Agreement and the other Loan Documents are true and correct (except to the extent that they are untrue or incorrect solely as a result of occurrences permitted under the Loan Agreement); and (c) no Default or Event of Default has occurred and is continuing.

                                              -----------------------------
                                               Treasurer